As filed with the Securities and Exchange Commission on December 15, 2003

Registration No. 333-110982

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

PRE-EFFECTIVE

AMENDMENT NO. 1

TO

FORM S-3

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

INNKEEPERS USA TRUST

(Exact Name of Registrant as Specified in its Charter)

MARYLAND	65-0503831
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

306 Royal Poinciana Way

Palm Beach, Florida 33480

(561) 835-1800

(Address, Including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Mark A. Murphy, Esq.

General Counsel and Secretary

306 Royal Poinciana Way

Palm Beach, Florida 33480

(561) 835-1800

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

David C. Wright, Esq.

Hunton & Williams LLP

Riverfront Plaza, East Tower

951 E. Byrd Street

Richmond, Virginia 23219-4074

(804) 788-8200

(804) 788-8218 (Facsimile)

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to such Section 8(a), may determine.

The information contained in this prospectus supplement and accompanying prospectus is not complete and may be changed. We may not sell these securities until a registration statement with the Securities and Exchange Commission becomes effective. A final prospectus supplement and prospectus will be delivered to purchasers of these securities. This prospectus supplement and the accompanying prospectus shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such State.

Subject to completion, dated December 15, 2003

PROSPECTUS SUPPLEMENT

(To Prospectus dated December     , 2003)

4,630,000 Shares

            % Series C Cumulative Preferred Shares

(Liquidation Preference $25 per Share)

We are offering 4,630,000 shares of our     % Series C Cumulative Preferred Shares, par value $.01 per share, referred to as our Series C Preferred Shares. We will pay cumulative dividends on the Series C Preferred Shares from and including the date of original issuance in the amount of $                 per share each year, which is equivalent to     % of the $25.00 liquidation preference per share. Dividends on the Series C Preferred Shares will be payable quarterly in arrears, beginning on April 27, 2004.

We may not redeem the Series C Preferred Shares before January     , 2009, except to preserve our status as a real estate investment trust. On or after January     , 2009, we may, at our option, redeem the Series C Preferred Shares, in whole or in part, by paying $25.00 per share, plus any accrued and unpaid dividends to and including the date of redemption. Our Series C Preferred Shares have no stated maturity, will not be subject to any sinking fund or mandatory redemption and will not be convertible into any of our other securities. Investors in our Series C Preferred Shares generally will have no voting rights, but will have limited voting rights if we fail to pay dividends for six or more quarters and under certain other circumstances.

Our Series C Preferred Shares are subject to certain restrictions on ownership designed to preserve our qualification as a real estate investment trust for federal income tax purposes. See “Description of Series C Preferred Shares — Restrictions on Ownership” on page S-16 of this prospectus supplement and “Restriction on Ownership and Transfer” on page 24 of the accompanying prospectus for more information about these restrictions.

There is currently no public market for our Series C Preferred Shares. We intend to file an application to list our Series C Preferred Shares on the New York Stock Exchange under the symbol “KPA pc” and, if listing is approved, expect that trading will commence within 30 days after the initial delivery of the Series C Preferred Shares.

Investing in the Series C Preferred Shares involves risks. See “Risk Factors” beginning on page S-4 of  this prospectus supplement and on page 1 of the accompanying prospectus for certain factors  that should be considered by prospective purchasers of the Series C Preferred Shares.

	Per Share	Total
Price to public	$	$
Underwriting discounts and commissions	$	$
Proceeds to Innkeepers USA Trust	$	$

We have granted to the underwriters the right to purchase within 30 days from the date of this prospectus supplement up to an additional 694,500 Series C Preferred Shares at the public offering price per share, less discounts and commissions, to cover over-allotments. The underwriters expect to deliver the Series C Preferred Shares to purchasers on or about January     , 2004.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

A.G. Edwards & Sons, Inc.		Wachovia Securities
Legg Mason Wood Walker Incorporated		RBC Capital Markets
BB&T Capital Markets	Credit Lyonnais Securities (USA) Inc.	Ferris, Baker Watts Incorporated

The date of this prospectus supplement is December     , 2003.

You should rely only on the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus. We have not, and the underwriters have not, authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer of or seeking an offer to buy these securities in any jurisdiction where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than its respective date or the date that is specified in those documents.

If any information set forth in this prospectus supplement, or in any document incorporated by reference in this prospectus supplement, is inconsistent with any information contained in the accompanying prospectus, you should rely on the information in this prospectus supplement or in the documents incorporated in it by reference.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

In addition to the historical information contained in this prospectus supplement and the accompanying prospectus, the discussions in this prospectus supplement and the accompanying prospectus and the information incorporated by reference into this prospectus supplement and the accompanying prospectus contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act. The cautionary statements made in this prospectus supplement and the accompanying prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus supplement and in the accompanying prospectus. Statements that are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions, are intended to identify forward-looking statements. While these statements reflect our good faith belief based on current expectations, estimates and projections about (among other things) the industry and the markets in which we operate, they are not guarantees of future performance, involve known and unknown risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, and should not be relied upon as predictions of future events.

You should specifically consider the various factors identified under the section titled “Risk Factors” in this prospectus supplement and the accompanying prospectus and in any other documents filed by us with the SEC that could cause actual results to differ materially from our forward-looking statements. We undertake no obligation to, and do not intend to, update any forward-looking statements or the matters discussed under the sections titled “Risk Factors” or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

There are a number of risk factors associated with the conduct of our business, and the risks discussed in the sections entitled “Risk Factors” may not be exhaustive. New risks and uncertainties arise from time to time, and we cannot predict these events or how they may affect us. All forward-looking statements should be reviewed with caution.

S-(i)

PROSPECTUS SUPPLEMENT SUMMARY

The following summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. It may not contain all of the information that is important to you. Before making a decision to invest in the Series C Preferred Shares, you should read carefully this entire prospectus supplement and the accompanying prospectus, including the sections entitled “Risk Factors” beginning on page S-4 of this prospectus supplement and on page 1 of the accompanying prospectus and the section entitled “How to Obtain More Information” on page i of the accompanying prospectus, as well as the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. All references to “we,” “our” and “us” in this prospectus supplement means Innkeepers USA Trust and all entities owned or controlled by us except where it is made clear that the term means only the parent company. The term “you” refers to a prospective investor. Unless otherwise indicated, the information in this prospectus supplement assumes (i) the redemption of all of our 8.625% Series A Cumulative Convertible Preferred Shares with the proceeds of this offering of the Series C Preferred Shares as described in “Use of Proceeds” and (ii) that the Underwriters’ over-allotment option is not exercised.

The Company

We are a self-managed, self-advised real estate investment trust, or REIT. We serve (through a wholly-owned subsidiary) as the sole general partner of our operating partnership, Innkeepers USA Limited Partnership (which we refer to as our operating partnership) through which we own 67 hotels with an aggregate of 8,311 rooms/suites in 22 states. We focus on acquiring and/or developing Residence Inn by Marriott hotels and other upscale extended-stay hotels and the rebranding and repositioning of other hotel properties. Our hotels include (i) upscale and mid-priced extended-stay hotels, including Residence Inn by Marriott hotels, Summerfield Suites by Wyndham hotels and TownePlace Suites by Marriott hotels, and (ii) upscale and mid-priced limited service hotels, including Hampton Inn hotels and Courtyard by Marriott hotels. We believe that we own more Residence Inn by Marriott hotels than any other publicly-traded company in the United States.

We are a Maryland real estate investment trust. Our executive offices are located at 306 Royal Poinciana Way, Palm Beach, Florida 33480, and our telephone number is (561) 835-1800. Our common shares of beneficial interest, or common shares, are traded under the New York Stock Exchange, or the “NYSE,” under the symbol “KPA” and our 8.625% Series A Cumulative Convertible Preferred Shares, or Series A Preferred Shares, are traded on the NYSE under the symbol “KPA pa.”

Recent Developments

On December 4, 2003, we announced that we had completed the acquisition of 23 of our hotel leases from our principal lessee, Innkeepers Hospitality, Inc. and its affiliates (which we collectively refer to as the IH Lessee). The 23 leases are the first of 60 hotel leases that we previously announced we would acquire from the IH Lessee. We paid the IH Lessee approximately $3.90 million in cash in connection with the acquisition of the 23 leases, out of the total $5.25 million cash consideration that we agreed to pay for all of the IH Lessee’s 60 hotel leases. At closing, the 23 leases were acquired by certain taxable REIT subsidiaries of ours (which we refer to as our TRS). Simultaneously with the closing, our TRS entered into management agreements with an affiliate of the IH Lessee (which we refer to as the IH Manager) for the management of the 23 hotels.

We currently expect to complete the acquisition of the remaining 37 leases held by the IH Lessee in the first quarter of 2004 once the IH Manager qualifies as an “eligible independent contractor” with respect to these 37 hotels.

The Offering

Issuer	Innkeepers USA Trust

Securities Offered	4,630,000 shares of % Series C Cumulative Preferred Shares (plus up to 694,500 Series C Preferred Shares issuable upon exercise of the underwriters’ over-allotment option).

Dividends	Dividends on the Series C Preferred Shares are cumulative from the date of original issuance and are payable quarterly, when and as declared, commencing on April 27, 2004 at the rate of % per annum of the $25.00 liquidation preference (equivalent to an annual dividend rate of $ per share). Dividends will be payable quarterly on or before the last Tuesday of January, April, July and October of each year.

Liquidation Preference	$25.00 per Series C Preferred Share, plus an amount equal to accumulated, accrued and unpaid dividends (whether or not declared).

Maturity and Redemption	The Series C Preferred Shares have no maturity date and we are not required to redeem the Series C Preferred Shares at any time. The Series C Preferred Shares are not redeemable prior to January , 2009, except in certain limited circumstances relating to the ownership limitation necessary to preserve our qualification as a REIT. On and after January , 2009, the Series C Preferred Shares will be redeemable for cash at our option, in whole or from time to time in part, at a redemption price of $25.00 per share, plus accrued and unpaid dividends, if any, to the redemption date.

Ranking	The Series C Preferred Shares will rank senior to our common shares and future junior securities, equal with future parity securities and junior to future senior securities and to all our existing and future indebtedness, with respect to the payment of dividends and the distribution of amounts upon liquidation, dissolution or winding up.

Voting Rights	Holders of Series C Preferred Shares generally will have no voting rights. However, whenever dividends on the Series C Preferred Shares are in arrears for six or more quarterly periods (whether or not consecutive), the holders of such shares (voting together as a single class with all other shares of any class or series of shares ranking on a parity with the Series C Preferred Shares which are entitled to similar voting rights, if any) will be entitled to vote for the election of two additional trustees to serve on our board of trustees until all dividends in arrears on outstanding Series C Preferred Shares have been paid or declared and set apart for payment. In addition, the issuance of future senior shares or certain changes to the terms of the Series C Preferred Shares that would be materially adverse to the rights of holders of Series C Preferred Shares cannot be made without the affirmative vote of holders of at least 66 2/3% of the outstanding Series C Preferred Shares and shares of any class or series of shares ranking on a parity with the Series C Preferred Shares which are entitled to similar voting rights, if any, voting as a single class. See “Description of Series C Preferred Shares—Voting Rights.”

Ownership Limit	Subject to certain exceptions, no person may own, directly or indirectly, more than 9.8% of the number of outstanding Series C Preferred Shares. See “Description of Series C Preferred Shares—Restrictions on Ownership.”

Listing	We intend to apply to list the Series C Preferred Shares on the NYSE under the symbol “KPA pc.” If approved for listing, trading of the Series C Preferred Shares on the NYSE is expected to commence within the 30-day period after the initial delivery of the Series C Preferred Shares.

Conversion	The Series C Preferred Shares are not convertible into or exchangeable for any of our other securities or property.

Use of Proceeds	We intend to use the net proceeds from the sale of the Series C Preferred Shares plus available cash to pay the redemption price of our outstanding 8.625% Series A Cumulative Convertible Preferred Shares. See “Use of Proceeds.”

RISK FACTORS

An investment in the Series C Preferred Shares involves various risks, including those described below and in the accompanying prospectus. Prospective investors should carefully consider such risk factors, together with all of the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, in determining whether to purchase the Series C Preferred Shares offered hereby.

Failure to receive a favorable private letter ruling from the Internal Revenue Service regarding certain untimely taxable REIT subsidiary elections could result in a loss of our REIT status for our 2003 and subsequent tax years.

Earlier this year, we and our TRS inadvertently failed to file taxable REIT subsidiary elections with the Internal Revenue Service on a timely basis. Applicable Treasury regulations provide a procedure under which a late filing of such elections will be excused, provided that the taxpayer has established to the Internal Revenue Service’s satisfaction that the taxpayer has acted reasonably and in good faith and that the interests of the government will not be prejudiced. We have submitted a request for a private letter ruling to the Internal Revenue Service seeking such relief. The failure to receive the requested ruling could result in a loss of our REIT status for our 2003 tax year and for the four subsequent tax years. In each such year, we would be taxed as a regular corporation, which would mean that we would be unable to deduct distributions to our shareholders in computing our taxable income and that we would be subject to federal income tax on our taxable income at regular corporate rates. Any resulting tax liability could be substantial and would reduce our cash available for distribution to our shareholders, including the holders of our Series C Preferred Shares. See “Federal Income Tax Consequences of Our Status as a REIT—Failure to Qualify” in the accompanying prospectus. Although we believe, based on a review by our counsel of the applicable regulations and certain private letter rulings and on our informal discussions with the Internal Revenue Service, it is highly unlikely that the requested ruling will not be granted, we cannot provide complete assurance that we will receive a favorable private letter ruling from the Internal Revenue Service.

Our future offerings of debt and preferred equity securities may adversely affect the value of the Series C Preferred Shares.

Our Amended and Restated Declaration of Trust (which, as amended and supplemented, we refer to as our Declaration of Trust) authorizes the issuance of up to 20,000,000 preferred shares of beneficial interest in one or more series. The issuance of additional preferred shares in parity with or senior to the Series C Preferred Shares could have the effect of diluting the interests of holders of the Series C Preferred Shares. The Series C Preferred Shares will be subordinated to all our existing and future debt. None of the provisions relating to the Series C Preferred Shares contains any provisions affording the holders of the Series C Preferred Shares protection in the event of a highly leveraged or other transaction, including a merger or the sale, lease or conveyance of all or substantially all our assets or business, that might adversely affect the holders of the Series C Preferred Shares.

There is no established trading market for our Series C Preferred Shares, and the market price and trading volume of our Series C Preferred Shares may fluctuate significantly.

The Series C Preferred Shares are a new issue of securities with no established trading market. A number of factors may adversely influence the price of the Series C Preferred Shares in public markets, many of which are beyond our control. In particular, an increase in market interest rates will result in higher yields on other financial instruments and may lead purchasers of Series C Preferred Shares to demand a higher yield on the price paid for the Series C Preferred Shares, which could adversely affect the market price of the Series C Preferred Shares. Although we intend to list the Series C Preferred Shares on the NYSE, the daily trading volume of REITs in general and the Series C Preferred Shares in particular may be lower than the trading volume of many other industries. An active trading market for the Series C Preferred Shares may not develop. As a result, investors who desire to liquidate substantial holdings at a single point in time may find that they are unable to dispose of their shares in the market without causing a substantial decline in the market price of such shares.

USE OF PROCEEDS

We expect that the net proceeds to us from the sale of the Series C Preferred Shares offered hereby (after deducting underwriting discounts and commissions and estimated offering expenses) will be approximately $111.9 million ($128.7 million if the Underwriters’ over-allotment option is exercised in full). We intend to use the net proceeds from this offering plus available cash to pay the redemption price for all of our outstanding Series A Preferred Shares.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2003 on a historical basis and as adjusted to give effect to the consummation of the offering and the redemption of the Series A Preferred Shares.

	September 30, 2003 (unaudited)
	Actual	As Adjusted
Debt	$233,347	$233,347
Minority interest in Partnership	51,953	51,953
Shareholders’ equity:
Preferred shares, $.01 par value per share, 20,000,000 shares authorized 8.625% Series A Cumulative Convertible Preferred Shares, 4,630,000 shares issued and outstanding, no shares outstanding as adjusted	115,750	—
% Series C Cumulative Preferred Shares, no shares issued and outstanding, 4,630,000 shares issued and outstanding, as adjusted	—	115,750
Common shares, $.01 par value per share, 100,000,000 shares authorized, 37,563,499 shares issued and outstanding	376	376
Additional paid-in capital	393,513	393,829
Unearned compensation	(1,269)	(1,269)
Distributions in excess of earnings	(96,234)	(100,483)

Total shareholders’ equity	412,136	408,203

Total capitalization	$697,436	$693,503

SELECTED FINANCIAL DATA

(in thousands, except per share amounts)

The following selected financial data for the five years ended December 31, 2002, is derived from our audited financial statements. The financial data for the nine-month periods ended September 30, 2003 and 2002, is derived from our unaudited financial statements. Operating results for the nine-month period ended September 30, 2003, are not necessarily indicative of the results that may be expected for the entire year ending December 31, 2003. You should read the following selected financial data together with our financial statements and related notes and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” contained in our annual report on Form 10-K for the year ended December 31, 2002, and in our quarterly reports on Form 10-Q that we have filed since December 31, 2002.

	For the nine months ended September 30,		For the years ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(unaudited)	(unaudited)
Operating data:
Total revenue	$56,096	$54,960	$89,325	$106,932	$125,160	$113,702	$102,958
Interest expense	13,093	13,025	17,485	18,565	18,190	16,818	15,149
Income (loss) from continuing operations	(3,630)	(3,781)	1,605	26,162	44,664	36,295	32,279
Net income (loss)	(3,297)	(4,636)	(1,227)	26,168	44,774	36,648	33,164
Diluted earnings (loss) per share from continuing operations	(0.30)	(0.32)	(0.23)	0.47	1.01	0.77	0.77
Diluted earnings (loss) per share	(0.29)	(0.34)	(0.31)	0.47	1.02	0.78	0.80
Other data:
Diluted Funds from operations (“FFO”)(1)	$14,428	$15,010	$25,016	$70,846	$89,404	$79,368	$70,208
Diluted FFO per share(1)	0.37	0.41	0.67	1.52	1.91	1.70	1.59
Earnings before interest, income taxes, depreciation and amortization (“EBITDA”)(1)	40,084	41,205	59,863	91,497	109,535	98,582	87,354
Dividends per common share	0.14	0.24	0.40	0.91	1.12	1.12	1.12
Cash provided by operating activities	36,441	45,806	53,844	75,028	92,559	79,809	70,498
Cash used by investing activities	(20,638)	(12,159)	(13,872)	(37,308)	(26,828)	(74,189)	(159,263)
Cash provided (used) by financing activities	(25,818)	(15,996)	(23,682)	(47,053)	(55,725)	(3,858)	87,179

	As of September 30,		As of December 31,
	2003	2002	2002	2001	2000	1999	1998
	(unaudited)	(unaudited)
Balance sheet data:
Investment in hotels, at cost	$864,840	$869,337	$863,818	$865,882	$837,472	$831,371	$764,221
Total assets	718,380	752,374	734,048	752,920	765,155	766,700	725,114
Debt	233,347	237,726	236,730	261,116	246,185	243,875	191,183
Debt to investment in hotels, at cost	27.0%	27.3%	27.4%	30.2%	29.4%	29.3%	25.0%
Minority interest in Partnership	51,953	52,538	52,458	54,249	58,304	59,457	59,802
Shareholder’s equity	412,136	431,799	428,160	426,003	440,544	443,457	454,392

(1)	FFO, FFO per share and EBITDA are not generally accepted accounting principles (GAAP) financial measures within the meaning of Securities and Exchange Commission, or SEC, rules and regulations. The National Association of Real Estate Investment Trusts (NAREIT) adopted the definition of FFO in order to promote an industry standard measure of REIT financial and operating performance. We believe that the presentation of FFO (defined below) provides useful information to investors regarding our financial condition and results of operations, particularly in reference to our ability to service debt, fund capital expenditures and pay cash dividends. Many other real estate companies use FFO as a measure of their financial and operating performance, which provides another basis of comparison for management. FFO, as defined, adds back historical cost depreciation. Historical cost depreciation assumes the value of real estate assets diminishes predictably over a certain period of time. In fact, real estate asset values historically have increased or decreased with market conditions. Consequently, FFO may be a useful measure in evaluating financial and operating performance by disregarding or adding back historical cost depreciation. Additionally, FFO per share targets are used to determine a significant portion of the incentive compensation of our senior management. NAREIT defines FFO as net income (loss) (computed in accordance with GAAP) excluding gains (losses) from sales of property, plus depreciation and amortization and after adjustments for unconsolidated partnerships and joint ventures. We calculate FFO in compliance with the NAREIT definition.

EBITDA is defined as net income (loss) (computed in accordance with GAAP) before interest expense, taxes, depreciation and amortization, and common and preferred minority interests. We believe that the presentation of EBITDA provides useful information to investors regarding our financial condition and results of operations, particularly in reference to our ability to service debt, fund capital expenditures and pay cash dividends. EBITDA is also a factor in our evaluation of our financial and operating performance, hotel level performance, investment opportunities, dispositions and financing transactions.

FFO, FFO per share and EBITDA, as presented, may not be comparable to FFO, FFO per share and EBITDA as calculated by other real estate companies. These measures may not reflect certain expenses that we incurred and will incur, such as depreciation and interest expense (although we show such expenses in the reconciliation of these measures to their most directly comparable GAAP measures as set forth below). None of these measures should be considered as an alternative to net income, cash flow from operations, or any other financial and operating performance measure prescribed by GAAP. These measures should only be used in conjunction with GAAP measures.

Recently, the SEC adopted new rules regarding the presentation of non-GAAP financial information. We believe that our FFO, FFO per share and EBITDA computation methodologies comply with the SEC’s new rules. We may review our computation methodologies if and when further guidance on the new SEC rules becomes available. Our historical calculation of FFO and EBITDA was different than the calculation presented above.

The following presents our reconciliation of net income (loss) applicable to common shareholders to FFO for the nine months ended September 30, 2003 and 2002 and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 (in thousands):

	For the nine months ended September 30,		For the years ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(unaudited)	(unaudited)
Net income (loss) applicable to common shareholders	$(10,785)	$(12,124)	$(11,210)	$16,185	$34,791	$26,665	$26,980
Depreciation	25,492	27,879	36,928	39,087	37,924	36,588	30,673
Depreciation included in discontinued operations	—	208	208	293	274	232	182
Minority interest, common	(336)	(423)	(380)	615	1,525	1,207	1,829
Loss (gain) on sale of hotels	57	(530)	(530)	250	214	—	(333)
Minority interest, preferred	—	—	—	4,433	4,693	4,693	4,693
Series A preferred share dividends	—	—	—	9,983	9,983	9,983	6,184

Diluted FFO	$14,428	$15,010	$25,016	$70,846	$89,404	$79,368	$70,208

Denominator for diluted FFO per share	38,629,743	36,917,368	37,320,445	46,538,200	46,693,539	46,638,031	44,273,585
Diluted FFO per share	$0.37	$0.41	$0.67	$1.52	$1.91	$1.70	$1.59

The following presents our reconciliation of net income (loss) applicable to common shareholders to EBITDA for the nine months ended September 30, 2003 and 2002 and for the years ended December 31, 2002, 2001, 2000, 1999 and 1998.

	For the nine months ended September 30,		For the years ended December 31,
	2003	2002	2002	2001	2000	1999	1998
	(unaudited)	(unaudited)
Net income (loss) applicable to common shareholders	$(10,785)	$(12,124)	$(11,210)	$16,185	$34,791	$26,665	$26,980
Depreciation	25,492	27,879	36,928	39,087	37,924	36,588	30,673
Depreciation included in discontinued operations	—	208	208	293	274	232	182
Amortization of franchise costs	50	42	57	59	65	71	73
Interest expense	13,093	13,025	17,485	18,565	18,190	16,818	15,149
Amortization of loan origination fees	807	895	1,173	928	909	974	1,047
Amortization of unearned compensation	1,070	1,010	1,346	1,349	1,181	1,351	544
Minority interest, common	(336)	(423)	(380)	615	1,525	1,207	1,829
Minority interest, preferred	3,205	3,205	4,273	4,433	4,693	4,693	4,693
Series A preferred share dividends	7,488	7,488	9,983	9,983	9,983	9,983	6,184

EBITDA	$40,084	$41,205	$59,863	$91,497	$109,535	$98,582	$87,354

THE COMPANY

General

We are a self-managed, self-advised real estate investment trust, or REIT. Our wholly-owned subsidiary serves as the sole general partner of our operating partnership, Innkeepers USA Limited Partnership (which we refer to as our operating partnership) which owns 67 hotels with an aggregate of 8,311 rooms/suites in 22 states. We focus on acquiring and developing Residence Inns by Marriott and other upscale extended-stay hotels and rebranding and repositioning other hotel properties. Our hotels include (i) upscale and mid-priced extended-stay hotels, including Residence Inn by Marriott hotels, Summerfield Suites by Wyndham hotels and TownePlace Suites by Marriott hotels, and (ii) upscale and mid-priced limited service hotels, including Hampton Inn hotels and Courtyard by Marriott hotels. We believe that we own more Residence Inn by Marriott hotels than any other publicly-traded company in the United States.

Upscale extended-stay hotels are typified by the following characteristics:

•	principal customer base consists of business travelers who are on assignment for executive training and consulting, project assignment and corporate relocations;

•	service and amenities include complimentary breakfast and occasional evening cocktails, limited meeting space, daily linen and room cleaning service, 24-hour front desk, guest grocery services in certain locations and an on-site maintenance staff; and

•	physical facilities include relatively large rooms, quality construction, full separate kitchens, quality room furnishings, pool and exercise facilities.

The upscale extended-stay hotel concept was developed by Jack P. DeBoer, who founded the Residence Inn brand and, with co-founder Rolf E. Ruhfus, the Summerfield Suites brand. Both Mr. DeBoer and Mr. Ruhfus serve on our board of trustees.

As of December 4, 2003, we leased 24 of our hotels to our TRS, 37 of our hotels to Innkeepers Hospitality, Inc. and its affiliates (which we collectively refer to as the IH Lessee), and six of our hotels to affiliates of Wyndham International, Inc. (which we refer to as the Summerfield Lessee). Each of our hotels is leased to our TRS, the IH Lessee or the Summerfield Lessee under an operating lease that provides for the payment to us of rent based on a fixed percentage of annual hotel room revenue below, plus a higher fixed percentage of annual hotel room revenue in excess of, a specified threshold dollar amount, subject to a minimum annual base rent. We refer to these leases as percentage leases. The base rent and the threshold under each percentage lease increase each year based on the increase in the U.S. Consumer Price Index for the previous year.

As of December 4, 2003, an affiliate of the IH Lessee (which affiliate we refer to as the IH Manager), managed the 24 hotels that we currently lease to our TRS. The IH Lessee manages the 37 hotels it leases from us. The Summerfield Lessee has entered into management contracts with its affiliates to manage the six hotels that it leases from us.

Until recently, the IH Lessee leased and managed 60 of our 67 hotels. In August 2003, we entered into and announced an agreement with the IH Lessee to acquire all 60 of our leases with the IH Lessee. On December 4, 2003, we announced that we had completed the acquisition of the first 23 of our hotel leases from the IH Lessee. We paid the IH Lessee approximately $3.9 million in cash in connection with the acquisition of these 23 leases, out of the total $5.25 million cash consideration that we agreed to pay for all of the IH Lessee’s 60 hotel leases. Simultaneously with the closing, our TRS entered into management agreements with the IH Manager for the management of the 23 hotels.

We currently expect to complete the acquisition of the remaining 37 leases held by the IH Lessee in 2004, once the IH Manager qualifies as an “eligible independent contractor” under the Internal Revenue Code of 1986, as amended (the “Code”) with respect to the remaining 37 hotels that the IH Lessee leases from us.

Jeffrey H. Fisher, our Chief Executive Officer, President and Chairman of our board of trustees, controls the IH Lessee and IH Manager. Rolfe E. Ruhfus serves on the board of directors of Wyndham International, Inc. and serves as the non-executive chairman of Wyndham’s all-suites division.

Our Portfolio

The following table summarizes our hotel portfolio as of September 30, 2003, by segment and franchise affiliation:

Franchise Affiliation	# Hotels	# Rooms/ Suites
Upscale Extended-Stay:
Residence Inn by Marriott	45	5,401
Summerfield Suites by Wyndham	5	650
Sunrise Suites	1	96

	51	6,147
Mid-Priced:
Hampton Inn	12	1,526
Courtyard by Marriott	1	136
TownePlace Suites by Marriott	1	95
Holiday Inn Express	1	204
Quality Inn	1	203
	16	2,164

Total	67	8,311

Our Acquisition and Development Strategy

General. Our primary acquisition and development strategy includes acquiring or developing hotels that are upscale and upscale extended-stay hotels, which are located in markets with relatively high barriers to entry and/or strong demand characteristics. We also seek to selectively acquire under-performing hotels to which we can add value through repositioning in the market, renovation or re-flagging to premium hotel brands.

Our Target Markets. We focus generally on markets that have high barriers to entry relative to other markets and we are currently emphasizing markets that are generally diverse from our existing hotel markets. These markets include the New Jersey, Washington, D.C., and Virginia corridor and southern California. Our preferred markets are generally characterized by scarcity or high cost of available land, extensive permit approval requirements, restrictive zoning, stringent local development laws, a relatively long lead time required to develop an upscale extended-stay hotel and the relatively higher costs associated with such development. In addition, we seek out submarkets within favorable regions that have multiple fast-growing demand generators, such as major office or manufacturing complexes, airports, major colleges and universities and medical centers with convenient access to major thoroughfares. We currently have hotels in 22 states.

Our Target Customers. Our existing 67 hotels are generally focused on the business customer. We will continue to seek to acquire hotels that cater principally to business travelers, but we are also actively seeking to acquire hotels that target families and leisure travelers.

Acquisition of Upscale Extended-Stay Hotels. We focus on acquiring upscale extended-stay hotels because of the strong performance of that segment, which has resulted primarily from (i) the prevailing social and economic changes that are increasing the demand for upscale extended-stay hotels, including the increasing tendency of businesses to conduct on- and off-site training for employees, corporate out-sourcing and the use of consultants, and the general increased mobility of the United States workforce, and (ii) the ability to generate a more consistent revenue stream than traditional hotels due to higher average occupancies and longer average stays. Upscale extended-stay hotels also require less staff and have lower fixed costs than full-service hotels and are designed and operated in a way that typically has resulted in higher operating margins than most full-service hotels. Relatively low fixed costs and relatively high margins, as compared to full-service hotels, help maintain and enhance the cash flow from, and asset value of, upscale extended-stay hotels, particularly in periods of economic slowdown. We also believe that our industry relationships, particularly with Marriott, will provide us with opportunities to acquire desirable hotel properties, primarily in the upscale, extended-stay segment.

Acquisition of Under-Performing Hotels. Although we primarily focus on the upscale extended-stay segment, we from time to time consider acquisition of under-performing mid-priced and full-service hotels that have the potential for strategic repositioning in the market or re-flagging to a premium franchise brand, or that can benefit from substantial renovation. Generally, hotels that meet our investment criteria include (i) poorly managed hotels that have the potential for increased performance following the introduction of a quality management team, (ii) hotels in deteriorated physical condition that could benefit significantly from renovation, and/or (iii) hotels in attractive locations that we believe could benefit significantly by changing franchises to a brand we believe is superior, such as Hampton Inn or Courtyard by Marriott. On June 1, 2003, we acquired a 203-room Quality Inn hotel located in Atlantic City, NJ. We anticipate closing this hotel in the third quarter of 2004 to begin renovations to enable us to convert this hotel to a Courtyard by Marriott hotel in 2005.

Development. We review development opportunities for hotels that are consistent with our target market, product and brand strategies. We intend only to pursue selective development of hotels that meet our underwriting requirements when we believe that projected incremental returns adequately compensate for the costs and any incremental risk assumed by us, and in order to maintain control of a site that we believe has superior hotel potential.

We developed and opened a 121-room Residence Inn by Marriott hotel in Tysons Corner, VA on January 8, 2001. We also developed and opened a 174-room Residence Inn by Marriott hotel in Saddle River, NJ on September 15, 2002.

Hotel Disposition Strategy. We dispose of certain hotels when we believe (i) the operating performance of the hotel has been maximized and we can sell on a favorable basis, (ii) the operating performance of a hotel is declining and will continue to decline due to new competitors opening in the market or the loss of demand generators, (iii) the franchise affiliation of the hotel no longer is advantageous to our long-term strategic initiatives or (iv) the cost of franchisor requirements for the hotel becomes unattractive in light of the performance and prospects for the hotel.

We sold our 127-room Comfort Inn in Allentown, PA in November 2000, our 109-suite Summerfield Suite hotel in West Hollywood, CA in July 2002 and our 88-suite Residence Inn by Marriott hotel in Winston-Salem, NC in September 2003.

DESCRIPTION OF SERIES C PREFERRED SHARES

The following summary of the terms and provisions of the Series C Preferred Shares does not purport to be complete and is qualified in its entirety by reference to our Declaration of Trust and the Articles Supplementary to our Declaration of Trust establishing the Series C Preferred Shares, each of which is incorporated by reference in this prospectus supplement and the accompanying prospectus. This description of the particular terms of the Series C Preferred Shares supplements, and to the extent inconsistent therewith, replaces, the description of the general terms and provisions of our preferred shares set forth in the accompanying prospectus.

General

We are authorized to issue up to 20,000,000 preferred shares from time to time, in one or more series or classes, with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, in each case, if any, as are permitted by Maryland law and as our board of trustees may determine prior to issuance thereof by adoption of Articles Supplementary to our Declaration of Trust without any further vote or action by our shareholders. We currently have 4,630,000 8.625% Series A Cumulative Convertible Preferred Shares outstanding. We intend to redeem all of the outstanding Series A Preferred Shares with the proceeds from this offering.

Ranking

The Series C Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of our company, rank (i) prior or senior to any class or series of our common shares and any other class or series of equity securities, if the holders of Series C Preferred Shares are entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of shares of such class or series; (ii) on a parity with any class or series of our equity securities if, pursuant to the specific terms of such class or series of equity securities, the holders of such class or series of equity securities and the Series C Preferred Shares are entitled to the receipt of dividends and of amounts distributable upon liquidation, dissolution or winding up in proportion to their respective amounts of accrued and unpaid dividends per share or liquidation preferences, without preference or priority one over the other; (iii) junior to any class or series of our equity securities if, pursuant to the specific terms of such class or series, the holders of such class or series are entitled to the receipt of dividends or amounts distributable upon liquidation, dissolution or winding up in preference or priority to the holders of the Series C Preferred Shares; and (iv) junior to all of our existing and future indebtedness. The term “equity securities” does not include convertible debt securities, which will rank senior to the Series C Preferred Shares prior to conversion.

Dividends

Holders of Series C Preferred Shares shall be entitled to receive, when and as authorized by our board of trustees and declared by us, out of funds legally available for payment, cash dividends at the rate of     % per annum of the $25.00 liquidation preference (equivalent to $         per annum per share). Such dividends shall be cumulative from the date of original issuance, whether or not in any dividend period or periods (i) such dividends shall be declared, (ii) there shall be funds legally available for the payment of such dividends or (iii) any agreement that prohibits our payment of such dividends, and shall be payable quarterly on or before the last Tuesday of January, April, July and October of each year (or, if not a business day, the next succeeding business day), commencing April 27, 2004. The first dividend will be payable for the period beginning January     , 2004. Any dividend payable on the Series C Preferred Shares for any partial dividend period will be computed on the basis of twelve 30-day months and a 360-day year. Dividends will be payable in arrears to holders of record as they appear on our share records at the close of business on the last Friday of each of March, June, September and December, as the case may be, immediately preceding such dividend payment date. Holders of Series C Preferred Shares shall not be entitled to receive any dividends in excess of cumulative dividends on the Series C Preferred Shares. No interest shall be paid in respect of any dividend payment or payments on the Series C Preferred Shares that may be in arrears.

When dividends are not paid in full upon the Series C Preferred Shares or any other class or series of parity shares, or a sum sufficient for such payment is not set apart, all dividends declared upon the Series C Preferred Shares and any other class or series of parity shares shall be declared ratably in proportion to the respective amounts of dividends accumulated, accrued and unpaid on the Series C Preferred Shares and accumulated, accrued and unpaid on such parity shares. Except as set forth in the preceding sentence, unless dividends on the Series C Preferred Shares equal to the full amount of accumulated, accrued and unpaid dividends have been or contemporaneously are declared and paid, or declared and a sum sufficient for the payment thereof set apart for such payment for all past dividend periods, no dividends shall be declared or paid or set aside for payment by us with respect to any class or series of parity shares. Unless full cumulative dividends on the Series C Preferred Shares have been paid or declared and set apart for payment for all past dividend periods, no dividends (other than dividends paid in shares junior in rank to the Series C Preferred Shares or options, warrants or rights to subscribe for or purchase such junior shares) shall be declared or paid or set apart for payment by us with respect to any junior shares, nor shall any junior shares or parity shares be redeemed, purchased or otherwise acquired (except for purposes of an employee benefit plan) for any consideration, or any monies be paid to or made available for a sinking fund for the redemption of any junior shares or parity shares (except by conversion or exchange for junior shares, or options, warrants or rights to subscribe for or purchase junior shares), nor shall any other cash or property be paid or distributed to or for the benefit of holders of junior shares. Notwithstanding the foregoing, we shall not be prohibited from (i) declaring or paying or setting apart for payment any dividend or distribution on any parity shares or (ii) redeeming, purchasing or otherwise acquiring any parity shares, in each case, if such declaration, payment, redemption, purchase or other acquisition is necessary to maintain our qualification as a REIT.

Our line of credit contains restrictive covenants which may limit, among other things, our ability to pay common share dividends or make other restricted payments. Other indebtedness that we may incur in the future may contain financial or other covenants more restrictive than those applicable to our existing line of credit.

No dividends on Series C Preferred Shares shall be authorized by our board of trustees or declared or paid or set apart for payment at such time as the terms and provisions of any agreement, including any agreement relating to our indebtedness, prohibits such declaration, payment or setting apart for payment or provides that such declaration, payment or setting apart for payment would constitute a breach thereof or a default thereunder, or if such declaration or payment shall be restricted or prohibited by law.

If, for any taxable year, we elect to designate as “capital gain dividends” (as defined in Section 857 of the Code) any portion of the dividends (as determined for federal income tax purposes) paid or made available for the year to holders of all classes of shares, then the portion of the capital gains amount that shall be allocable to the holders of Series C Preferred Shares shall be the amount that the total dividends (as determined for federal income tax purposes) paid or made available to the holders of the Series C Preferred Shares for the year bears to the total dividends. We may elect to retain and pay income tax on our net long-term capital gains. In such a case, the holders of Series C Preferred Shares would include in income an appropriate share of our undistributed long-term capital gains, as designated by us.

In determining whether a distribution (other than upon voluntary or involuntary liquidation, dissolution or winding up of our company), by dividend, redemption or otherwise, is permitted, amounts that would be needed, if we were to be dissolved at the time of the distribution, to satisfy the liquidation preference of the Series C Preferred Shares (as discussed below) will not be added to our total liabilities.

Liquidation Preference

Upon any voluntary or involuntary liquidation, dissolution or winding up of our company, before any payment or distribution shall be made to or set apart for the holders of any junior shares, the holders of Series C Preferred Shares shall be entitled to receive a liquidation preference of $25.00 per share, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders; but such holders shall not be entitled to any further payment. Until the holders of the Series C Preferred Shares have been paid the liquidation preference in full, plus an amount equal to all accumulated, accrued and unpaid dividends (whether or not earned or declared) to the date of final distribution to such holders, no payment shall be made to any holder of junior shares upon the liquidation, dissolution or winding up of our company. If upon any liquidation, dissolution or winding up of our company, our assets, or proceeds thereof, distributable among the holders of Series C Preferred Shares shall be insufficient to pay in full the above described preferential amount and liquidating payments on any other shares of any class or series of parity shares, then such assets, or the proceeds thereof, shall be distributed among the holders of Series C Preferred Shares and any such other parity shares ratably in the same proportion as the respective amounts that would be payable on such Series C Preferred Shares and any such other parity shares if all amounts payable thereon were paid in full. Our voluntary or involuntary liquidation, dissolution or winding up shall not include our consolidation or merger with or into one or more entities, a sale or transfer of all or substantially all of our assets or a statutory share exchange.

Upon any liquidation, dissolution or winding up of our company, after payment shall have been made in full to the holders of Series C Preferred Shares and any parity shares, any other series or class or classes of junior shares shall be entitled to receive any and all assets remaining to be paid or distributed, and the holders of the Series C Preferred Shares and any parity shares shall not be entitled to share therein.

Redemption

We cannot redeem Series C Preferred Shares prior to January     , 2009, except in certain limited circumstances relating to our maintenance of our ability to qualify as a REIT as described in “—Restrictions on Ownership.” On and after January     , 2009, we may redeem Series C Preferred Shares, in whole or from time to time in part, at a cash redemption price equal to 100% of the liquidation preference plus all accrued and unpaid dividends to the date fixed for redemption. The redemption date shall be selected by us and shall not be less than 30 days nor more than 60 days after the date we send notice of redemption. If full cumulative dividends on all outstanding Series C Preferred Shares have not been paid or declared and set apart for payment, no Series C Preferred Shares may be redeemed unless all outstanding Series C Preferred Shares are simultaneously redeemed; provided, however, that we shall not be prevented from purchasing Series C Preferred Shares pursuant to our Declaration of Trust or otherwise in order to ensure that we remain qualified as a REIT for federal income tax purposes. Additionally, unless full cumulative dividends on all outstanding Series C Preferred Shares have been paid or declared or set apart for payment, we may not purchase or otherwise acquire directly or indirectly for any consideration, nor shall any monies be paid to or made available for a sinking fund for the redemption of, any Series C Preferred Shares (except by conversion into or exchange for junior shares); provided, however, that we shall not be prevented from purchasing Series C Preferred Shares pursuant to our Declaration of Trust or otherwise in order to ensure that we remain qualified as a REIT for federal income tax purposes.

Notice of redemption of the Series C Preferred Shares shall be mailed to each holder of record of the shares to be redeemed by first class mail, postage prepaid at such holder’s address as the same appears on our share records. Any notice which was mailed as described above shall be conclusively presumed to have been duly given on the date mailed whether or not the holder receives the notice. In addition to any information required by law or by the applicable rules of the exchange upon which the Series C Preferred Shares may be listed or admitted to trading, each notice shall state: (i) the redemption date; (ii) the redemption price; (iii) the number of Series C Preferred Shares to be redeemed; and (iv) the place or places where certificates for such shares of Series C Preferred Shares are to be surrendered for cash. Any such redemption may be made conditional on such factors as may be determined by the board of trustees and as set forth in the notice of redemption. From and after the redemption date, dividends on the Series C Preferred Shares to be redeemed will cease to accrue, such shares shall no longer be deemed to be outstanding and all rights of the holders thereof shall cease (except the right to receive the cash payable upon such redemption).

The Series C Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provisions except as provided under “—Restrictions on Ownership.”

Subject to applicable law and the limitation on purchases when dividends on the Series C Preferred Shares are in arrears, we may, at any time and from time to time, purchase Series C Preferred Shares in the open market, by tender or by private agreement.

Any Series C Preferred Shares redeemed, purchased or otherwise acquired by us in any manner whatsoever shall become our authorized but unissued preferred shares and may be reissued or reclassified by us in accordance with the applicable provisions of our Declaration of Trust.

Voting Rights

Holders of the Series C Preferred Shares will not have any voting rights, except as set forth below.

If and whenever distributions on any Series C Preferred Shares or any series or class of parity shares shall be in arrears for six or more quarterly periods (whether or not consecutive), the number of trustees then constituting our board of trustees shall be increased by two and the holders of such Series C Preferred Shares (voting together as a single class with all other parity shares of any other class or series which is entitled to similar voting rights) will be entitled to vote for the election of the two additional trustees at any annual meeting of shareholders or at a special meeting of the holders of the Series C Preferred Shares and of any other voting preferred shares called for that purpose. We must call such special meeting upon the request of any holder of record of Series C Preferred Shares. Whenever dividends in arrears on outstanding Series C Preferred Shares and any other voting preferred shares shall have been paid and dividends thereon for the current quarterly dividend period shall have been paid or declared and set apart for payment, then the right of the holders of the Series C Preferred Shares to elect such additional two trustees shall cease and the terms of office of such trustees shall terminate and the number of trustees constituting the board of trustees shall be reduced accordingly.

The affirmative vote or consent of at least 66- 2/3% of the votes entitled to be cast by the holders of the outstanding Series C Preferred Shares and the holders of all other classes or series of preferred shares entitled to vote on such matters, voting as a single class, will be required to (i) authorize the creation of, the increase in the authorized amount of, or the issuance of any shares of any class of share ranking senior to the Series C Preferred Shares or any security convertible into shares of any class of such senior shares or (ii) amend, alter or repeal any provision of, or add any provision to, our Declaration of Trust, including the Articles Supplementary establishing the Series C Preferred Shares, if such action would materially adversely affect the voting powers, rights or preferences of the holders of the Series C Preferred Shares. The amendment of our Declaration of Trust to authorize, create, or to increase the authorized amount of junior shares or any shares of any class of parity shares, including additional Series C Preferred Shares, shall not be deemed to materially adversely affect the voting powers, rights or preferences of the holders of Series C Preferred Shares. No such vote of the holders of Series C Preferred Shares as described above shall be required if provision is made to redeem all Series C Preferred Shares at or prior to the time such amendment, alteration or repeal is to take effect, or when the issuance of any such shares or convertible securities is to be made, as the case may be.

With respect to the exercise of the above described voting rights, each Series C Preferred Share shall have one vote per share, except that when any other class or series of preferred shares shall have the right to vote with the Series C Preferred Shares as a single class, then the Series C Preferred Shares and such other class or series shall have one vote per $25.00 of stated liquidation preference.

Conversion

The Series C Preferred Shares are not convertible into or exchangeable for any of our other securities or property.

Transfer and Dividend Paying Agent

Computershare Investor Services, L.L.C. will act as the transfer and dividend payment agent and registrar in respect of the Series C Preferred Shares.

Restrictions on Ownership

For us to maintain our qualification as a REIT under the Code, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Also, not more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year and the shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Furthermore, if any shareholder or group of shareholders of the IH Lessee or the Summerfield Lessee, or any other lessee of our hotels, owns, actually or constructively, 10% or more of our shares of beneficial interest, such lessee could become a related-party tenant of ours, which likely would result in loss of REIT status for us. To ensure that we will comply with those share ownership rules, our Declaration of Trust contains provisions that restrict the ownership and transfer of our shares of beneficial interest. With certain exceptions, our Declaration of Trust provides that no person may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 9.8% of the number of our outstanding shares of each class or series of our shares of beneficial interest, including the Series C Preferred Shares. Shares owned in excess of such limits shall be deemed “shares-in-trust” pursuant to our Declaration of Trust, in which case the holder will lose certain ownership rights with respect to such shares and we will have the right to purchase such excess shares from the holder.

ADDITIONAL FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of some additional federal income tax considerations with respect to the ownership of our preferred shares.

Tax Opinion on Our Qualification as a REIT. In connection with this offering, Hunton & Williams LLP will issue an opinion that we qualified to be taxed as a REIT for our taxable years ended December 31, 2000 through December 31, 2002, and our organization and current and proposed method of operation will enable us to continue to qualify as a REIT for our taxable year ending December 31, 2003 and in the future. Investors should be aware that Hunton & Williams LLP’s opinion is based upon customary assumptions, is conditioned upon certain representations made by us as to factual matters, including representations regarding the nature of our properties and the future conduct of our business, and is not binding upon the Internal Revenue Service or any court. In addition, Hunton & Williams LLP’s opinion assumes that we will receive a private letter ruling from the Internal Revenue Service regarding taxable REIT subsidiary elections that we and our TRS inadvertently failed to file on a timely basis earlier this year. See “—Our Failure to File Certain Taxable REIT Subsidiary Elections.” Although we believe it is highly unlikely that the requested ruling will not be granted, we could fail to qualify as a REIT for our 2003 tax year and for the four subsequent tax years if the Internal Revenue Service does not issue a favorable private letter ruling. Hunton & Williams LLP’s opinion is also based on existing federal income tax law governing qualification as a REIT, which is subject to change either prospectively or retroactively. Moreover, our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. While Hunton & Williams LLP has reviewed those matters in connection with the foregoing opinion, Hunton & Williams LLP will not review our compliance with those tests on a continuing basis. Accordingly, no assurance can be given that the actual results of our operation for any particular tax year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “Federal Income Tax Consequences of Our Status as a REIT—Failure to Qualify” in the accompanying prospectus.

Dividends and Other Distributions. For a discussion regarding the federal income taxation of dividends and other distributions with respect to our shares of beneficial interest, see “Federal Income Tax Consequences of

Our Status as a REIT–Taxation of Taxable U.S. Shareholders” in the accompanying prospectus. In determining the extent to which a distribution on the preferred shares constitutes a dividend for federal income tax purposes, our earnings and profits will be allocated first to distributions with respect to the preferred shares and then to distributions with respect to our common shares. If, for any taxable year, we elect to designate as capital gain dividends any portion of the distributions paid for the year to our shareholders, the portion of the amount so designated (not in excess of our net capital gain for the year) that will be allocable to the holders of the preferred shares will be the amount so designated, multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid to the holders of the preferred shares for the year and the denominator of which will be the total dividends paid to the holders of all classes of our shares for the year.

Redemption of Series C Preferred Shares. A redemption of the Series C Preferred Shares will be treated under Section 302 of the Code as a distribution that is taxable at ordinary income tax rates as a dividend (to the extend of our current or accumulated earnings and profits), unless the redemption satisfies certain tests set forth in Section 302(b) of the Code enabling the redemption to be treated as sale of the Series C Preferred Shares (in which case the redemption will be treated in the same manner as a sale described in “Federal Income Tax Consequences of Our Status as a REIT—Taxation of U.S. Shareholders on the Disposition of Shares of Beneficial Interest” in the accompanying prospectus). The redemption will satisfy such tests if it (i) is “substantially disproportionate” with respect to the holder’s interest in our shares of beneficial interest, (ii) results in a “complete termination” of the holder’s interest in all our classes of beneficial interest, or (iii) is “not essentially equivalent to a dividend” with respect to the holder, all within the meaning of Section 302(b) of the Code. In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares actually owned, generally must be taken into account. Because the determination as to whether any of the three alternative tests of Section 302(b) of the Code described above will be satisfied with respect to any particular holder of the Series C Preferred Shares depends upon the facts and circumstances at the time that the determination must be made, prospective investors are advised to consult their own tax advisors to determine such tax treatment.

If a redemption of the Series C Preferred Shares does not meet any of the three tests described above, the redemption proceeds will be treated as a distribution, as described in “Federal Income Tax Consequences of Our Status as a REIT—Taxation of Taxable U.S. Shareholders” in the accompanying prospectus. In that case, a shareholder’s adjusted tax basis in the redeemed Series C Preferred Shares will be transferred to such shareholder’s remaining share holdings in us. If the shareholder does not retain any of our shares, such basis could be transferred to a related person that holds our shares or it may be lost.

Proposed Treasury Regulations would, if adopted, alter the method for recovering your adjusted tax basis in any of our Series C Preferred Shares redeemed in a dividend equivalent redemption. Under the proposed Treasury Regulations, you would be treated as realizing a capital loss on the date of the dividend equivalent redemption equal to the adjusted tax basis of the Series C Preferred Shares redeemed, subject to adjustments. The recognition of such loss would generally be deferred until the occurrence of specified events, such as, for example, you cease to actually or constructively own any shares of our beneficial interest. There can be no assurance that the Proposed Treasury Regulations will be adopted, or that they will be adopted in their current form.

Our Failure to File Certain Taxable REIT Subsidiary Elections. Earlier this year, we and our TRS inadvertently failed to file taxable REIT subsidiary elections with the Internal Revenue Service on a timely basis. Applicable Treasury regulations provide a procedure under which a late filing of such elections will be excused, provided that the taxpayer has established to the Internal Revenue Service’s satisfaction that the taxpayer has acted reasonably and in good faith and that the interests of the government will not be prejudiced. We have submitted a request for a private letter ruling to the Internal Revenue Service seeking such relief. The opinion from Hunton & Williams LLP regarding our REIT status assumes that the Internal Revenue Service will grant the requested private letter ruling. The failure to receive such a ruling could result in a loss of our REIT status for our 2003 tax year and for the four subsequent tax years. See “Federal Income Tax Consequences of Our Status as a REIT—Failure to Qualify” in the accompanying prospectus. Although we cannot provide complete assurance that we will receive a favorable private letter ruling from the Internal Revenue Service, we believe, based on (i) a review by Hunton & Williams LLP of the applicable regulations and certain private letter rulings issued by the Internal Revenue Service granting relief to other taxpayers on generally comparable facts and (ii) informal discussions with the Internal Revenue Service, that it is highly unlikely that such relief will not be granted. Accordingly, we believe that the risk of any material tax liability arising from the late filing of the elections is remote.

UNDERWRITING

Under the terms and subject to the conditions contained in an underwriting agreement dated the date of this prospectus supplement (the “Underwriting Agreement”), the underwriters named below, for whom A.G. Edwards & Sons, Inc. and Wachovia Capital Markets, LLC are acting as representatives, have severally agreed to purchase, and Innkeepers USA Trust has agreed to sell to them, severally, the number of Series C Preferred Shares indicated below:

Underwriter	Number of Series C Preferred Shares
A.G. Edwards & Sons, Inc.
Wachovia Capital Markets, LLC
Legg Mason Wood Walker, Incorporated
RBC Dain Rauscher Inc.
BB&T Capital Markets, a division of Scott & Stringfellow, Inc.
Credit Lyonnais Securities (USA) Inc.
Ferris, Baker Watts, Incorporated

Total	4,630,000

The Underwriting Agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Series C Preferred Shares offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The underwriters are severally obligated to take and pay for all Series C Preferred Shares offered hereby (other than those covered by the underwriters’ over-allotment option described below) if any such Series C Preferred Shares are taken.

The underwriters initially propose to offer the Series C Preferred Shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at a price that represents a concession not in excess of $0.     per share below the public offering price. Any underwriters may allow, and such dealers may re-allow, a concession not in excess of $0.     per share to other underwriters or to certain dealers. After the initial offering of the Series C Preferred Shares, the offering price and other selling terms may from time to time be varied by the representatives.

We have granted to the underwriters an option, exercisable for 30 days from the date of the initial delivery of the Series C Preferred Shares, to purchase up to an aggregate of 694,500 additional Series C Preferred Shares at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the Series C Preferred Shares offered hereby. To the extent such option is exercised, each underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional Series C Preferred Shares as the number set forth next to such underwriter’s name in the preceding table bears to the total number of Series C Preferred Shares set forth next to the names of all underwriters in the preceding table.

The following table provides information regarding the amount of the discount and other items of underwriting compensation, as determined in accordance with the Conduct Rules of the National Association of Securities Dealers, Inc., to be paid to the underwriters by us:

	Discount Per Share	Total Discount and Other Compensation Without Exercise of Over-Allotment Option	Total Discount and Other Compensation With Full Exercise of Over-Allotment Option
Underwriting discounts and commissions payable by us

We estimate that the total expenses of the offering, excluding the underwriting discounts and commissions, will be approximately $200,000.

We intend to file an application to list the Series C Preferred Shares on the New York Stock Exchange. Trading of the Series C Preferred Shares on the New York Stock Exchange, if listing is approved, is expected to commence within 30 days after the initial delivery of the Series C Preferred Shares. The underwriters have advised us that they intend to make a market in the Series C Preferred Shares prior to the commencement of trading on the New York Stock Exchange. The underwriters will have no obligation to make a market in the Series C Preferred Shares, however, and may cease market making activities, if commenced, at any time.

In connection with this offering, the underwriters may purchase and sell Series C Preferred Shares in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. An over-allotment involves syndicate sales of Series C Preferred Shares in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of Series C Preferred Shares in the open market after the distribution has been completed in order to cover syndicate short positions.

Stabilizing transactions consist of some bids or purchases of Series C Preferred Shares made for the purpose of preventing or slowing a decline in the market price of the Series C Preferred Shares while the offering is in progress.

In addition, the underwriters may impose penalty bids, under which they may reclaim the selling concession from a syndicate member when the Series C Preferred Shares originally sold by that syndicate member are purchased in a stabilizing transaction or syndicate covering transaction to cover syndicate short positions.

Similar to other purchase transactions, these activities may have the effect of raising or maintaining the market price of the Series C Preferred Shares or preventing or slowing a decline in the market price of the Series C Preferred Shares. As a result, the price of the Series C Preferred Shares may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Series C Preferred Shares. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

We have agreed that for a period of 30 days from the date hereof, we will not, without the prior written consent of A.G. Edwards & Sons, Inc. and Wachovia Capital Markets, LLC, directly or indirectly, sell, offer to sell, grant any option for the sale of, or otherwise dispose of any securities that are substantially similar to the Series C Preferred Shares or any preferred shares that rank on a parity with or senior to the Series C Preferred Shares, including, but not limited to, any securities that are convertible into or exchangeable for, or that represent the right to receive any such substantially similar securities.

At our request, the underwriters have reserved up to 50,000 of the Series C Preferred Shares offered by this prospectus supplement for sale to our trustees, employees, business associates and related persons at the public offering price, less the underwriting discount. We do not know if these persons will choose to purchase all or any portion of these Series C Preferred Shares, but any purchases they do make will reduce the number of Series C Preferred Shares available to the public. We will offer to the public any reserved Series C Preferred Shares that are not so purchased. These persons must commit to purchasing the reserved Series C Preferred Shares no later than the close of business on the date following the date of this prospectus supplement. Any trustees, employees, business associates or related persons purchasing the reserved Series C Preferred Shares will be prohibited from selling such shares for a period of 180 days after the date of this prospectus supplement.

The underwriters or their affiliates from time to time provide and may in the future provide investment banking, commercial banking and financial advisory services to us, for which they have received and may receive customary compensation. An affiliate of Wachovia Capital Markets, LLC and an affiliate of Credit Lyonnais Securities (USA) Inc. are participating lenders under our $125 million line of credit.

We expect that delivery of the Series C Preferred Shares will be made against payment therefor on or about January     , 2004, which will be the      business day following the date of pricing of the shares of Series C Preferred Shares. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise at the time of the transaction. Accordingly, purchasers who wish to trade the shares of Series C Preferred Shares on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the shares of Series C Preferred Shares initially will settle in      business days, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

LEGAL MATTERS

Certain legal matters in connection with the offering will be passed upon for us by Hunton & Williams LLP. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law, including the validity of the Series C Preferred Shares offered hereby. Certain legal matters related to the offering will be passed upon for the underwriters by Alston & Bird LLP, Raleigh, North Carolina. Hunton & Williams LLP and Alston & Bird LLP will rely upon the opinion of Venable LLP as to all matters of Maryland law.

EXPERTS

The consolidated and combined financial statements and financial statement schedule are incorporated in this prospectus supplement and the accompanying prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 2002 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 15, 2003

$250,000,000

Innkeepers USA Trust

Common Shares

Preferred Shares

Depositary Shares

Innkeepers USA Trust intends to offer and sell from time to time the equity securities described in this prospectus. The total offering price of these securities will not exceed $250,000,000 in the aggregate. We will provide the specific terms of any securities we may offer in a supplement to this prospectus. You should carefully read this prospectus and any applicable prospectus supplement before deciding to invest in these securities.

The securities may be offered directly, through agents designated by us from time to time, or to or through underwriters or dealers.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

For a discussion of certain risks associated with an investment in the equity securities, see “Risk Factors” on Page 1.

The date of this Prospectus is December     , 2003.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone else to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We will not make an offer to sell these securities in any state where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, as well as the information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate only as of the date of the documents containing the information.

HOW TO OBTAIN MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission, or the “SEC”. You may read and copy any reports, statements, or other information we file with the SEC at its public reference room in Washington, D.C. (450 Fifth Street, N.W. 20549). Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our filings are also available to the public on the internet, through a database maintained by the SEC at http://www.sec.gov. We also have a Web site (www.innkeepersusa.com) through which you may access our SEC filings. In addition, you can inspect and copy reports, proxy statements and other information concerning Innkeepers USA Trust at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which our common shares of beneficial interest (symbol: “KPA”) and 8.625% Series A Cumulative Convertible Preferred Shares (symbol: “KPA pa”) are listed.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

The SEC allows us to “incorporate by reference” into this prospectus and any applicable prospectus supplement the information we file with it. This means that we have disclosed important information to you by referring you to those documents. The information we incorporate by reference is considered a part of this prospectus and any applicable prospectus supplement, and later information we file with the SEC will automatically update and supersede this information.

We incorporate by reference the documents listed below, which were filed with the SEC under the Securities Exchange Act of 1934, or the “Exchange Act”:

•	Our Annual Report on Form 10-K for the year ended December 31, 2002;

•	Our Quarterly Reports on Form 10-Q for the three months ended March 31, 2003, June 30, 2003 and September 30, 2003, respectively;

•	Our Current Reports on Form 8-K filed on February 6, 2003, August 12, 2003, September 10, 2003 and December 5, 2003;

•	All other reports we have filed pursuant to Section 13(a), 13(c), 14 and 15(a) of the Exchange Act since December 31, 2002; and

•	The description of our common shares and preferred shares contained in our registration statements on Form 8-A filed on July 22, 1994, September 19, 1996 and September 4, 1998 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

If any statement in this prospectus is inconsistent with a statement in one of the incorporated documents referred to above, then the statement in the incorporated document will be deemed to have been superseded by the statement in this prospectus.

We also incorporate by reference any of the following documents that we file with the SEC after the date of this prospectus through the date upon which we sell all the securities we offer with this prospectus and any prospectus supplement:

(i)

•	Reports filed under Section 13(a) and (c) of the Exchange Act;

•	Definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders’ meeting; and

•	Any reports filed under Section 15(d) of the Exchange Act.

We also specifically incorporate any of these filings made after the initial filing of this registration statement and prior to effectiveness.

You may obtain copies of these documents (other than exhibits) free of charge by contacting our Investor Relations Department at our principal offices, which are located at 306 Royal Poinciana Way, Palm Beach, Florida 33480, (561) 835-1800 or accessing our Web site (www.innkeepersusa.com).

ABOUT THIS PROSPECTUS

This prospectus is part of a shelf registration statement. We may sell, from time to time, in one or more offerings, any combination of the securities described in this prospectus. This prospectus only provides you with a general description of the securities we may offer. Each time we sell securities under this prospectus, we will provide a prospectus supplement that contains specific information about the terms of the securities. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “How to Obtain More Information.”

The total dollar amount of the securities sold under this prospectus will not exceed $250,000,000.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

In addition to the historical information contained in this prospectus, the discussions in this prospectus and the information incorporated by reference into it contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus supplement and in the accompanying prospectus. Statements that are not historical in nature, including the words “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions, are intended to identify forward-looking statements. While these statements reflect our good faith belief based on current expectations, estimates and projections about (among other things) the industry and the markets in which we operate, they are not guarantees of future performance, involve known and unknown risks and uncertainties that could cause our actual results to differ materially from those in the forward-looking statements, and should not be relied upon as predictions of future events.

You should specifically consider the various factors identified under the section titled “Risk Factors,” and in any other documents filed by us with the SEC that could cause actual results to differ materially from our forward-looking statements. We undertake no obligation to, and do not intend to, update any forward-looking statements or the matters discussed under the section titled “Risk Factors” or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

There are a number of risk factors associated with the conduct of our business, and the risks discussed in the section entitled “Risk Factors” may not be exhaustive. New risks and uncertainties arise from time to time, and we cannot predict these events or how they may affect us. All forward-looking statements should be reviewed with caution.

(ii)

OUR COMPANY

We are a self-managed, self-advised real estate investment trust, or REIT. We serve (through a wholly-owned subsidiary) as the sole general partner of our operating partnership, Innkeepers USA Limited Partnership (which we refer to as the “Operating Partnership”), through which we own hotels. Our hotels include (i) upscale and mid-priced extended-stay hotels, including Residence Inn by Marriott hotels, Summerfield Suites by Wyndham hotels and TownePlace Suites by Marriott hotels, and (ii) upscale and mid-priced limited service hotels, including Hampton Inn hotels and Courtyard by Marriott hotels.

We lease our hotels to certain taxable REIT subsidiaries (or “TRS”) of ours, to Innkeepers Hospitality, Inc. and its affiliates (which we collectively refer to as the “IH Lessee”), and to affiliates of Wyndham International, Inc. (which we refer to as the “Summerfield Lessee”). Each of our hotels is leased to one of the TRS, the IH Lessee or the Summerfield Lessee under an operating lease, or “Percentage Lease”. Each Percentage Lease provides for the payment to us of rent based on a fixed percentage of annual hotel room revenue below, plus a higher fixed percentage of annual hotel room revenue in excess of, a specified dollar amount (the “Threshold”), subject to a minimum annual base rent (the “Base Rent”). The Base Rent and the Threshold under each Percentage Lease increase each year based on the increase in the Consumer Price Index for the previous year.

An affiliate of the IH Lessee (which we refer to as the “IH Manager”), manages the hotels that we lease to our TRSs. The IH Lessee manages the hotels it leases from us. The Summerfield Lessee has entered into management contracts with its affiliates to manage our hotels that it leases. We have entered into an agreement with the IH Lessee under which our TRS will acquire all of our leases with the IH Lessee. When a lease is acquired from the IH Lessee, our TRS will enter into a management agreement with the IH Manager for the hotel covered by that lease. We have acquired certain of our leases with the IH Lessee and have entered into management agreements with the IH Manager for the hotels covered by those leases. We expect to acquire our remaining leases with the IH Lessee when the IH Manager obtains additional management contracts with owners not affiliated with us so as to qualify with respect to the remaining leases as an “eligible independent contractor” under the Internal Revenue Code of 1986, as amended.

Jeffrey H. Fisher, our Chief Executive Officer, President and Chairman of the board of trustees, controls the IH Lessee and IH Manager. Rolf E. Ruhfus, one of our trustees, serves on the board of directors of Wyndham International, Inc. and serves as the non-executive chairman of Wyndham’s all-suites division.

We are a Maryland real estate investment trust. Our executive offices are located at 306 Royal Poinciana Way, Palm Beach, Florida 33480, and our telephone number is (561) 835-1800. Our common shares of beneficial interest, or common shares, are traded under the New York Stock Exchange, or the “NYSE”, under the symbol “KPA” and our 8.625% Series A Cumulative Convertible Preferred Shares, or Series A Preferred Shares, are traded on the NYSE under the symbol “KPA pa.”

RISK FACTORS

Before you invest in our securities, you should carefully consider the following risks, together with the other information included in this prospectus and the information incorporated by reference. If any of the following risks actually occur, our business, financial condition or results of operations may suffer. As a result, the trading price of our common shares and preferred shares could decline, and you may lose all or a part of your investment.

We rely on others to operate our hotels.

In order for us to continue to qualify as a REIT, third parties must operate our hotels. We currently lease certain of our hotels to our TRS, which in turn have entered into management agreements with the IH Manager to manage those hotels. We continue to lease under Percentage Leases certain of our hotels to the IH Lessee, pending our acquisition of those leases (at which time the IH Manager will manage the hotels under management agreements) and certain hotels (the “Summerfield Hotels”) to the Summerfield Lessee. Under the terms of the Percentage Leases, our ability to participate in operating decisions is very limited. While we have more input into operating decisions for those hotels leased by our TRS and operating under management agreements, we have less control than if we were managing the hotels ourselves. Even if we believe that our hotels are not being operated efficiently, we may not be able to require an operator to change the way it operates our hotels. Moreover, with respect to those hotels leased under Percentage Leases, we depend on lease payments from our lessees for substantially all of our revenues from those hotels. Jeffrey H. Fisher controls the IH Lessee and the IH Manager, and he is the Chief Executive Officer, President and Chairman of our Board of Trustees. See “— Conflicts of interest and related party transactions — The IH Lessee and the IH Manager” below.

We will have more exposure to hotel operations as we acquire Percentage Leases.

We are in the process of acquiring the Percentage Leases for the hotels leased by the IH Lessee. Upon acquisition of a Percentage Lease, a TRS will begin to lease the related hotels under that Percentage Lease and will enter into a management agreement with the IH Manager, which will thereafter manage the hotels under that management agreement. We also intend to lease to our TRSs, and to engage third party managers (which will likely be the IH Manager) to manage, hotels that we acquire and develop in the future. We expect that under that structure, our TRSs (and, therefore, indirectly, we) will be subject to all of the operating risks of the hotels, whereas when the IH Lessee operates a hotel under a Percentage Lease, the IH Lessee retains most of the risks of the operations of those hotels. If the operating results of hotels leased to a TRS decline or, with respect to newly acquired or developed hotels, do not perform to expectations, it will negatively affect our results, cash flow and ability to pay distributions. These operating risks include declines in hotel revenues and increases in hotel operating expenses (including franchise fees and franchise-related costs, labor costs, utilities, taxes and insurance). In addition, our TRS will be required to pay a management fee to a third-party manager, regardless of whether the hotels are profitable. See “— Our ability to make distributions to shareholders may be affected by factors beyond our control” below.

The lessees rely solely on the operations of our hotels for liquidity.

The IH Lessee depends on the cash flow from the hotels it leases to fund its rent payment to us. The IH Lessee has limited liquidity and a substantial shareholders’ deficit. If the IH Lessee cannot pay rent or comply with its other obligations under the Percentage Leases, we may have limited ability to collect those amounts or require its compliance. See “— Conflicts of interest and related party transactions — The IH Lessee and the IH Manager” below.

The obligations of the Summerfield Lessee under its Percentage Leases and related agreements are partially collateralized by approximately $4.8 million in irrevocable letters of credit, one of which is pledged to a lender of ours, and are guaranteed by Wyndham International, Inc. (“Wyndham”). According to Wyndham, it had a net loss for the year ended December 31, 2002 of approximately $500 million. As a result, we believe that Wyndham may be unable to meet its guarantee obligations and relies exclusively on the cash flow of the Summerfield Hotels to generate sufficient cash flow to pay rent and satisfy its capital expenditure and other obligations under its Percentage Leases. There can be no assurance that the Summerfield Hotels will generate sufficient cash flow to allow the Summerfield Lessee to meet its obligations under the Percentage Leases. See “— Conflicts of interest and related party transactions — Rolf E. Ruhfus” below.

September 11, 2001’s events, the current U.S. economic recession and military action have negatively affected, and could continue to negatively affect, both the hotel industry and our results of operations and financial condition.

Before September 11, 2001, our hotels had begun experiencing declining revenue per available room, or “RevPAR,” as a result of the slowing U.S. economy. The terrorist attacks of September 11, 2001 and the after-effects (including the prospects for more terrorist attacks in the U.S.), as well as the economic climate, have substantially reduced business and leisure travel throughout the U.S. and hotel industry RevPAR generally. RevPAR at our hotels specifically has declined substantially since September 11, 2001. Moreover, the war in Iraq (and possibly other regions) could further depress travel and the travel industry. We cannot predict the extent to which these factors will directly or indirectly impact the hotel industry or our operating results in the future.

Continued lower RevPAR at our hotels could have an adverse affect on our results of operations and financial condition, including our ability to remain in compliance with our debt covenants, our ability to fund capital improvements at our hotels, and our ability to make shareholder distributions necessary to maintain our status as a REIT. Additional terrorist attacks, acts of war or similar events could have further material adverse effects on the hotel industry and our operations in particular.

We have also been particularly adversely affected by our concentration of hotels in California, and in the Silicon Valley area specifically, where the decline of technology companies and business has been pronounced. In 2002, 20% of our Percentage Lease revenue came from our California hotels. We do not know to what extent travel to these markets will rebound. Any recovery in this area may lag a recovery in the economy in general. See “— Concentration of investment in California, Pacific Northwest, Florida, Illinois, Texas and Michigan” below.

Conflicts of interest and related party transactions.

We have substantial business relationships with entities affiliated with certain of our executive officers and trustees.

Jeffrey H. Fisher. Affiliates of Mr. Fisher contributed hotels to us on a favorable tax basis in connection with our initial public offering in 1994. The sale, refinancing or prepayment of indebtedness secured by those hotels may trigger adverse tax consequences to Mr. Fisher. Conflicts of interest, therefore, exist between us and Mr. Fisher regarding any transaction involving those hotels that could trigger adverse tax consequences to Mr. Fisher.

The IH Lessee and the IH Manager. At December 31, 2002, we leased certain hotels to the IH Lessee pursuant to Percentage Leases. We sold one of those hotels in 2003 and we recently completed the acquisition of the Percentage Leases for other of these hotels, which are now managed by the IH Manager under management agreements with our TRSs. Mr. Fisher owns the IH Lessee and the IH Manager.

Each of our remaining Percentage Leases with the IH Lessee has an initial term of at least 10 years (except for a few hotels leased for five-year terms), and the oldest leases begin expiring in the fourth quarter of 2004. Under the Percentage Leases, the IH Lessee is required to pay the greater of (a) a fixed base rent or (b) percentage rent based on the hotel revenue, and certain additional charges, and is entitled to all profits from the operation of the hotels after the payment of rent, operating expenses and other expenses (including management fees). Payments of rent under the Percentage Leases with the IH Lessee constituted approximately 90% of our 2002 Percentage Lease revenues. Therefore, we must rely on the IH Lessee’s ability to generate sufficient cash flow from the operations of the remaining hotels subject to Percentage Leases to satisfy its obligations to us under those Percentage Leases.

When we acquire the IH Lessee’s remaining Percentage Leases our TRS lessees will enter into management agreements with the IH Manager. Each of our management agreements with the IH Manager has an initial term of 10 years and may be renewed for two, five-year periods at the option of the IH Manager. The management agreements provide for a base management fee of 3% of gross revenues, an accounting fee of $750 per month per hotel and an incentive management fee equal to 50% of hotel available cash flow. Hotel available cash flow is, generally, gross hotel revenues less (a) hotel operating expenses, including franchise fees, (b) the base management and accounting services fees and (c) base and percentage rent paid by the TRS lessee to us. The IH Manager will not receive any incentive management fees under these management agreements until we receive from the TRS lessees all prior and current year base and percentage rent accruing during the initial 10-year terms of the management agreements that have been or will be entered into as we acquire the IH Lessee’s remaining Percentage Leases. Under management agreements, the IH Manager will not be responsible for any losses incurred by the TRS lessees (from hotel operations or otherwise).

Because Mr. Fisher is our Chief Executive Officer, President and Chairman of the Board of Trustees, and controls the IH Lessee and the IH Manager, conflicts of interest do or may exist between Mr. Fisher and us regarding (a) enforcement of the terms of the Percentage Leases or the management agreements, (b) whether and on what terms Percentage Leases or management agreements will be renewed upon the expiration of their current terms and (c) whether and on what terms additional management contracts will be awarded to the IH Manager.

In the first quarter of 2003, we commenced renovations at our Hampton Inn — Norcross, GA hotel that required that a substantial number of rooms be taken out of service. We compensated the IH Lessee for the significant loss of room nights by reducing the rent payable under the lease for this hotel by $110,000 in 2003.

We share office space with the IH Lessee/IH Manager, for which we reimburse the IH Lessee/IH Manager. In addition, we share with the IH Lessee/IH Manager the services of certain employees performing certain corporate staff, administrative, purchasing and similar functions, for which cost allocations are made. We and the IH Lessee/IH Manager are replacing the majority of our combined corporate information technology (“IT”) infrastructure, the cost of which will initially be funded by us. Upon completion, we will enter into a cost sharing agreement that is intended to fairly allocate the costs of forming, operating and maintaining the IT function between us and the IH Lessee/IH Manager.

In 2003, we entered into an agreement with the IH Lessee and Marriott International, Inc. (collectively with its affiliates, “Marriott”) for a transaction under which the IH Lessee (a) converted the agreements under which 17 of our hotels were franchised and managed by Marriott into long-term franchise agreements with Marriott and (b) became the manager of the hotels. Under the terms of the converted agreements, the IH Lessee (or the TRSs, after we acquire the leases for those hotels) (1) pays Marriott a franchise royalty of 6½% of room revenues for the first 10 years of each franchise agreement and 5% thereafter (as compared to 5% of gross revenues under the previous agreements with Marriott) and (2) will pay Marriott $850,000 plus 50% of aggregate available cash flow (as defined in the agreement with Marriott) in excess of a specified threshold each year for 10 years, beginning in 2004 (the “Conversion Fee”). The Conversion Fee is subject to an aggregate credit of $750,000 from Marriott to be applied against the 2004 and 2005 Conversion Fee otherwise payable for those years. In addition, a portion of the Conversion Fee will be waived for a year if the converted hotels’ room revenues decline below certain levels and certain other conditions are met.

Franchise licenses; management agreements. The IH Lessee, which is controlled by Mr. Fisher, holds all of the franchise licenses for our hotels that continue to be leased by the IH Lessee. The IH Lessee pays the franchise fees for all of the hotels leased to it, except for franchise license application and transfer fees, which typically are paid by us. Since our inception in 1994, we have paid franchise license application, transfer and related fees for hotels leased to the IH Lessee. We have also entered into agreements with franchisors under which we have guaranteed certain obligations of the IH Lessee under franchise agreements that it continues to hold, including obligations to pay royalties and other fees (including the Conversion Fee) to the franchisors, generally in exchange for the right to substitute a different lessee as the franchisee under the relevant franchise agreement if we terminate the Percentage Lease for a franchised hotel.

Our TRSs hold the franchise licenses for the hotels that they lease from us, and we expect our TRSs to hold the franchise licenses for our hotels currently leased by the IH Lessee, after we acquire those leases, and for hotels acquired or developed in the future. Our TRSs will be directly responsible for performance of the franchise agreements that it holds, including obligations to pay royalties and other fees to franchisors. Our TRSs will rely on the IH Manager to comply with all operational standards under the franchise agreements.

We have made loans to the IH Lessee, which the IH Lessee was required to make available to Marriott for initial working capital at certain hotels managed by Marriott. These loans are unsecured, bear no interest, and are payable on demand. We expect that the working capital loans will be repaid in connection with our acquisition of the Percentage Leases.

Conflicts of interest exist between us and Mr. Fisher regarding the IH Lessee’s or IH Manager’s compliance with franchise agreements or other actions or failures to act by the IH Lessee or IH Manager which could result in liability to us or our TRSs.

Jack P. DeBoer. In November 1996, we acquired seven Residence Inn by Marriott hotels (the “DeBoer Hotels”) from affiliates of Jack P. DeBoer (the “DeBoer Group”), including Rolf E. Ruhfus. Messrs. DeBoer and Ruhfus are members of our board of trustees. The DeBoer Group received Class B preferred units of limited partnership interest in the Operating Partnership (“Class B Preferred Units”) in partial consideration for the acquisitions. Following the acquisition of the DeBoer Hotels, Mr. DeBoer joined our board of trustees. Mr. DeBoer joined the board under an arrangement requiring us to nominate Mr. DeBoer for election to the board and to support his nomination, except if Mr. DeBoer (a) acts or fails to act in a manner that the board deems detrimental to us and as a result of which the Board determines unanimously that it cannot nominate Mr. DeBoer, (b) ceases to own at least 25% of the Class B Preferred Units that he owned upon the closing of the acquisition of the DeBoer Hotels acquisition or (c) is legally disqualified from serving as a trustee.

Due to the potential adverse tax consequences to members of the DeBoer Group that may result from a sale of the DeBoer Hotels, we agreed that for a period of up to 10 years following the closing of the acquisition of the DeBoer Hotels, (i) a taxable sale of a DeBoer Hotel will require the consent of the applicable members of the DeBoer Group and (ii) we will maintain at all times outstanding indebtedness of at least approximately $40 million (the “Required Indebtedness”). The Required Indebtedness is subject to reduction upon the occurrence of certain events, including the death of, or certain redemptions or taxable transfers of the Class B Preferred Units held by, members of the DeBoer Group. If we sell a DeBoer Hotel without the required consent or fail to maintain the Required Indebtedness, we agreed to indemnify the applicable members of the DeBoer Group for certain resulting income tax liabilities, which could be substantial. Notwithstanding these indemnification rights, and particularly after the indemnification period ends, conflicts of interest may exist between us and Mr. DeBoer regarding transactions involving the DeBoer Hotels that could trigger adverse tax consequences to some or all of the DeBoer Group.

Mr. DeBoer and certain of his affiliates have in the past, and continue to be, involved in the development of hotels, including extended-stay hotels. Mr. DeBoer is the Chairman of the Board, Chief Executive Officer, President and a significant shareholder of Candlewood Hotel Company, Inc. (“Candlewood”), a public hotel company that is the owner, operator and franchisor of Candlewood and Cambridge Suites hotels, an economy extended-stay hotel chain founded by Mr. DeBoer. Hotels developed by Mr. DeBoer and his affiliates, including Candlewood and Cambridge Suites hotels, may compete with our hotels for guests, and hotel companies with which Mr. DeBoer is affiliated may compete with us for acquisition opportunities and for qualified employees. Accordingly, our interests and those of Mr. DeBoer could be different in connection with matters relating to our hotels or proposed acquisitions that are competitive with hotels owned or being considered for acquisition or development by Mr. DeBoer and his affiliates.

Each Class B Preferred Unit held by the DeBoer Group may be redeemed for an amount of cash equal to the then-trading value of a common share on the NYSE or, at our option, one common share. Assuming full redemption of all Class B Preferred Units held by the DeBoer Group and the issuance of common shares in exchange for those Class B Preferred Units, the DeBoer Group would own approximately 7.6% of the common shares outstanding at December 31, 2002 (assuming no redemptions of Class B Preferred Units held by others).

Rolf E. Ruhfus. In June 1997, we acquired the Summerfield Hotels from affiliates of Rolf E. Ruhfus (the “Summerfield Group”). The Summerfield Group received common units of limited partnership interest in the Operating Partnership (“Common Units”) in partial consideration for the acquisitions. Following the acquisition of the Summerfield Hotels, Mr. Ruhfus joined our board of trustees. Mr. Ruhfus joined the board under an arrangement requiring us to nominate Mr. Ruhfus for election to the board and to support his nomination, except if Mr. Ruhfus (a) acts or fails to act in a manner that the board of trustees deems detrimental to us and as a result of which the board determines unanimously that it cannot nominate Mr. Ruhfus, (b) ceases to own at least 25% of the Common Units that he owned upon the closing of the Summerfield Hotel acquisition or (c) is legally disqualified from serving as a trustee.

Mr. Rufhus serves on the board of directors of Wyndham, the parent of the Summerfield Lessee and the manager and franchiser of the Summerfield Hotels. Pursuant to the terms of the Percentage Leases, the Summerfield Lessee is required to pay the greater of (a) a fixed base rent or (b) percentage rent based on the revenues of the hotels, and certain other additional charges, and is entitled to all profits from the operation of the hotels after the payment of rent, operating expenses and other expenses (including insurance). For the year ended December 31, 2002, the Summerfield Lessee incurred or paid us an aggregate of approximately $9.3 million in lease payments under the Percentage Leases for the Summerfield Hotels. Conflicts of interest may exist between us and Mr. Rufhus regarding enforcement of the terms of those Percentage Leases.

We believe that the Summerfield Lessee failed certain performance tests at one or more of the Summerfield Hotels in 2002, which would give rise to certain rights under the Percentage Leases for these Summerfield Hotels, possibly including our right to terminate those Percentage Leases. We are in discussions with the Summerfield Lessee regarding our rights under the Percentage Leases and a possible resolution of these matters. One possible resolution would involve the termination of the Percentage Leases for the Summerfield Hotels, and our TRS entering into franchise agreements with Wyndham and management agreements with the IH Manager to manage those hotels.

Due to the potential adverse tax consequences to members of the Summerfield Group that may result from a sale of the Summerfield Hotels, we agreed that for a period of up to seven years following the closing of the acquisition of the Summerfield Hotels, any taxable sale of a Summerfield Hotel will require the consent of the applicable members of the Summerfield Group. If we sell a Summerfield Hotel without the required consent, we agreed to indemnify the applicable members of the Summerfield Group for certain resulting income tax liabilities, which could be substantial. Notwithstanding this indemnification, and particularly after the indemnification period ends, conflicts of interest may exist between us and Mr. Ruhfus regarding transactions involving the Summerfield Hotels that could trigger adverse tax consequences to some or all of the Summerfield Group.

Mr. Ruhfus and certain of his affiliates have in the past, and continue to be, involved in the development of hotels, including extended-stay hotels. As noted above, Mr. Ruhfus is a board member of Wyndham. Wyndham owns, operates and franchises Summerfield Suites by Wyndham hotels as well as other full and limited service hotels and hotel brands. An entity controlled by Mr. Ruhfus also owns the Sierra Suites brand, which is a mid-priced extended-stay hotel brand founded by Mr. Ruhfus. Affiliates of Mr. Ruhfus own and operate several Sierra Suites hotels and Summerfield Suites by Wyndham hotels. Hotels developed by Mr. Ruhfus and/or Wyndham, including Summerfield Suites by Wyndham hotels, may compete with our hotels for guests and companies with which Mr. Ruhfus is affiliated may compete with us for acquisition opportunities and for qualified employees. Accordingly, our interests and those of Mr. Ruhfus could be different in connection with matters relating to our hotels or proposed acquisitions that are competitive with hotels owned or being considered for acquisition or development by Wyndham.

Wyndham has guaranteed the obligations of the Summerfield Lessee, and has posted approximately $4.8 million in letters of credit as security for its obligations under the Percentage Leases for the Summerfield Hotels. In 2002, Wyndham reported a net loss of approximately $500 million.

Mr. Ruhfus’ roles as one of our trustees and director of Wyndham may pose conflicts regarding when, whether and to what extent (a) obligations under the Percentage Leases for the Summerfield Hotels and related guarantees are adhered to and/or (b) remedies are pursued and obtained by us under those Percentage Leases, including draws under the letters of credit.

If we cannot obtain additional financing, our growth will be limited.

We are required to distribute to our shareholders at least 90% of our taxable income each year in order to continue to qualify as a REIT. As a result, our retained earnings available to fund acquisitions or development are nominal. We rely primarily upon the availability of debt or equity capital to fund these activities. Our ability to grow through acquisitions or development of hotels will be limited if we cannot continue to obtain additional financing. Our Amended and Restated Declaration of Trust (as amended or supplemented, our “Declaration of Trust”) limits our outstanding indebtedness to 50% of our investment in hotel properties at cost, and our loan agreements are more restrictive. Market conditions may make it difficult to obtain financing and we cannot assure you that we will be able to obtain additional debt or equity financing or that we will be able to obtain it on favorable terms.

We are subject to various risks related to our use of, and dependence on, debt.

The amount of interest we have to pay on outstanding variable rate debt, such as our line of credit, increases as interest rates increase, which may decrease cash available for distribution to shareholders. We cannot assure you that we will be able to meet our debt service obligations. If we do not meet our debt service obligations, we risk the loss of some or all of our assets to foreclosure. Changes in economic conditions and/or our financial results or prospects could (a) result in higher interest rates on variable rate debt, (b) reduce the availability of debt financing generally or debt financing at favorable rates, (c) reduce cash available for distribution to shareholders and (d) increase the risk that we could be forced to liquidate assets to repay debt, any of which could have a material adverse affect on us.

The line of credit was amended to revise certain financial covenants for 2003. We are currently seeking to extend that amendment from December 31, 2003 to the maturity date of the line of credit in July 2004, and we are also in discussions regarding an extension of the line of credit beyond July 2004. There is no assurance that (a) the amendment revising financial covenants for 2003 will be extended beyond December 31, 2003, or if it is not extended that we will be able to comply with all of the financial covenants after December 31, 2003, or (b) that the line of credit will be extended beyond July 2004.

If we violate covenants in our debt agreements, including under our line of credit, we could be required to repay all or a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all. Violations of certain line of credit covenants may result in our being unable to borrow unused amounts under our line of credit, even if repayment of some or all borrowings is not required.

In any event, financial covenants under our current or future debt obligations could impair our planned business strategies, by limiting our ability to borrow (a) beyond certain amounts or (b) for certain purposes.

Our ability to maintain our historic rate of distributions to our shareholders is subject to fluctuations in our financial performance, operating results and capital improvements requirements.

As a REIT, we are required to distribute at least 90% of our taxable income each year to our shareholders. In the event of continued or future downturns in our operating results and financial performance or unanticipated capital improvements to our hotels, we may be unable to declare or pay distributions to our shareholders at historical rates. The timing and amount of distributions are in the sole discretion of our board of trustees, which will consider, among other factors, our financial performance, debt service obligations and applicable debt covenants (if any), and capital expenditure requirements. From time to time, in the past, we have reduced our common share dividends substantially and we cannot assure you either that we will continue to generate sufficient cash in order to fund distributions at the same rate as our historic rate, or that our board of trustees will continue to maintain our distributions at historic rates.

Among the factors which could adversely affect our results of operations and decrease our distributions to shareholders are reduced rents from our lessees under the Percentage Leases; increases in operating expenses at the hotels leased to our TRS; increased debt service requirements, including those resulting from higher interest rates on variable rate indebtedness; and capital expenditures at our hotels, including capital expenditures required by the franchisors of our hotels. Among the factors which could reduce the rents of our lessees under the Percentage Leases, and the rents payable to us, are decreases in hotel revenues. Hotel revenue can decrease for a number of reasons, including increased competition from new hotels and decreased demand for hotel rooms. These factors can reduce both occupancy and room rates at our hotels and reduce rents to be received by us under the Percentage Leases from our lessees and reduce the profits (or increase the loss) of hotels leased to our TRS. See “— Conflicts of interest and related party transactions — The IH Lessee and the IH Manager” above.

Our ability to make distributions to shareholders may be affected by factors beyond our control.

Operating risks.

Our hotels are subject to various operating risks common to the hotel industry, many of which are beyond our control, including the following:

•	our hotels compete with other hotel properties in their geographic markets and many of our competitors have substantial marketing and financial resources;

•	over-building in our markets, which adversely affects occupancy and revenues at our hotels;

•	dependence on business and commercial travelers and tourism; and

•	adverse effects of general, regional and local economic conditions and increases in energy costs or labor costs and other expenses affecting travel, which may affect travel patterns and reduce the number of business and commercial travelers and tourists.

These factors could adversely affect our hotel revenues and expenses and the ability of our lessees to make lease payments, which in turn would adversely affect our ability to make distributions to our shareholders.

Concentration of investment in California, Pacific Northwest, Florida, Illinois, Texas and Michigan.

A significant number of our hotels are located in California, most of which are in the greater San Francisco/Silicon Valley area. We also have a significant concentration of hotels located in the Pacific Northwest and Michigan, as well as in the Chicago, Illinois and Dallas, Texas areas. Adverse events, such as economic recessions or natural disasters, including earthquakes, hurricanes or high-wind, could cause a loss of revenues from these hotels, which may be greater as a result of our concentration of assets in these areas. We may not carry insurance coverage for these losses, or the insurance may be insufficient to replace our investment or otherwise restore our economic position with respect to a hotel.

Since 2001, the technology-related business sector has suffered a substantial downturn, including many bankruptcies and layoffs, which dramatically reduced business travel. The Silicon Valley area, where most of our California hotels are located, is heavily dependent on the technology sector. In 2002, Percentage Lease revenue from our eight Silicon Valley, California hotels was 49% lower than in 2000, and also decreased as a percentage of our overall Percentage Lease revenue from 28% in 2000 to 20% in 2002. Our concentration in California made the negative effects of the economic recession on our business more pronounced as compared to some hotel companies with less concentration in California. We cannot predict whether, when or to what extent our hotels in the Silicon Valley area will succeed in replacing the business lost from the technology sector (and related businesses).

Capital expenditures.

Our hotels have an ongoing need for renovations and other capital improvements, including replacements, from time to time, of furniture, fixtures and equipment. The franchisors of our hotels may also require periodic capital improvements as a condition of keeping the franchise licenses. Generally, we are responsible for the costs of these capital improvements, which gives rise to the following risks:

•	cost overruns and delays;

•	renovations can be disruptive to operations and can displace revenue at the hotels, including revenue lost while rooms under renovation are out of service;

•	the cost of funding renovations and the possibility that financing for these renovations may not be available on attractive terms; and

•	the risk that the return on our investment in these capital improvements will not be what we expect.

We have in the past funded capital expenditures from cash flow from operations and, to a relatively small degree, by borrowing. There can be no assurance that we will not need to borrow to fund future capital improvements.

We have engaged an affiliate of Hatchett Hospitality (“Hatchett”) to perform certain renovation projects at our hotels. We entered into renovation contracts with the Hatchett affiliate in 2003. The affiliate of Hatchett is approximately 45% owned by Equity Inns, Inc. (“Equity”). The IH Manager manages a hotel owned by Equity. This management contract assisted the IH Manager in qualifying as an “eligible independent contractor”, which facilitated the transaction pursuant to which we acquired Percentage Leases from the IH Lessee. See “— Conflicts of interest and related party transactions — The IH Lessee and the IH Manager” above.

Competition for guests.

The upscale extended-stay and mid-price segments of the hotel business are highly competitive. Our hotels compete on the basis of location, room rates and quality, service levels, reputation, and reservation systems, among many other factors. There are many competitors in our market segments, and many of them have substantially greater marketing and financial resources than our operators or us. New hotels are always being constructed, and these additions to supply create new competitors, in some cases without corresponding increases in demand for hotel rooms. The result in some cases may be lower revenue, which would result in lower cash available for distribution to shareholders.

Competition for acquisitions; sales.

We compete for hotel acquisitions with entities that have investment objectives similar to our objectives and have substantially greater financial resources or lower investment return requirements than we have. These entities generally may be able to accept higher levels of debt, or otherwise may tolerate more risk than we think is prudent for us. They may also have better relations with franchisors, sellers or lenders. This competition could limit the number of suitable investment opportunities offered to us. It may also increase the bargaining power of property owners seeking to sell to us, making it more difficult for us to acquire new properties on attractive terms.

We may decide to sell hotels, for a variety of reasons. We cannot assure you that we will be able to sell any hotels on favorable terms, or that hotels will not be sold for a loss.

Seasonality of hotel business.

The hotel industry is seasonal in nature. Generally, occupancy rates and hotel revenues are greater in the second and third quarters than in the first and fourth quarters. This seasonality can cause quarterly fluctuations in our revenues.

Investment concentration in particular segments of single industry.

Our entire business is hotel-related. Our current investment strategy is to own primarily upscale extended stay hotels, with a specific focus on Residence Inn by Marriott hotels, and limited service hotels, primarily Hampton Inn hotels. We have historically focused on hotels that appeal primarily to business travelers. We have not historically emphasized hotels that appeal to families or leisure travelers. Adverse conditions in the hotel or travel industry, in our segments of the industry or in the Residence Inn by Marriott or Hampton Inn brands, will have a material adverse effect on our lease revenues and cash available for distribution to our shareholders.

Our development activities may be more costly than we have anticipated.

As part of our growth strategy, we plan to develop additional hotels. Development involves many substantial risks, which include the following:

•	actual development costs may exceed our budgeted or contracted amounts;

•	construction delays may prevent us from opening hotels on schedule;

•	we may not be able to obtain all necessary zoning, land use, building, occupancy and construction permits;

•	our developed properties may not achieve our desired revenue or profit goals;

•	we face intense competition for suitable development sites from competitors with greater financial resources than ours; and

•	we may incur substantial development costs and then have to abandon a development project before completion.

Investment risks in the real estate industry generally may adversely affect our ability to make distributions to our shareholders.

General risks of investing in real estate.

Our investments in hotels are subject to varying degrees of risk that generally arise from the ownership of real property. The underlying value of our real estate investments and our income and ability to make distributions to our shareholders depend upon the ability of the operators of our hotels to maintain or increase room revenues. Both income from our hotels and our ability to make distributions may be adversely affected by changes beyond our control, including the following:

•	adverse changes in national and local economic and market conditions;

•	changes in interest rates and in the availability, cost and terms of mortgage financing;

•	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with laws and regulations, fiscal policies and ordinances;

•	the ongoing need for capital improvements, particularly in older structures;

•	changes in real property tax rates or assessments and other operating expenses;

•	civil unrest, acts of God, including earthquakes, floods and other natural disasters (which may result in uninsured losses) and acts of war and terrorism;

•	the relative illiquidity of real estate investments (see “— Conflicts of interest and related party transactions — Jeffrey H. Fisher,” “— Jack P. DeBoer” and “— Rolf E. Ruhfus” above); and

•	other circumstances beyond our control.

Uninsured and underinsured losses.

We and/or our lessees and operators have obtained property, casualty and other insurance with loss limits and coverages deemed reasonable by management (and with the intent to satisfy the requirements of lenders and franchisors). In doing so, we have made decisions with respect to deductibles, policy limits and terms based on management’s experience, our risk profile and loss history and the nature of our hotels and businesses, our and our operator’s loss prevention efforts and the cost of insurance.

All of our hotels in California (and certain of our other hotels, such as our hotels in the Pacific Northwest) are located in areas that are subject to earthquake activity. These hotels are located in areas of high seismic risk and some were constructed under pre-1985 building codes. No assurance can be given that an earthquake would not render significant damage to the hotels that have been constructed in compliance with more recent building codes, or are in areas of lower seismic risk. Additionally, areas in Florida where several of our hotels are located may experience hurricane or high-wind activity. We have earthquake insurance on our hotels in California and wind insurance on certain of our hotels located in Florida. However, recovery under these policies is subject to substantial deductibles, and there is no assurance that this insurance will fully fund the re-building or restoration of a hotel impacted by an earthquake, hurricane or high wind. We have no coverage from damage from earthquakes, floods or high wind caused by a terrorist attack.

Our insurance policies include certain coverage for losses caused by certain terrorist acts. The Terrorism Risk Insurance Act of 2002 (“Insurance Act”), which became effective in November 2002, requires property and casualty insurers to offer terrorism insurance, for which they can charge additional premiums, and provides federal funds to help insurers pay claims from terrorist attacks. We have accepted such coverages. Based on information provided by our insurance agent, we understand that coverage offered pursuant to the Insurance Act applies, generally, to acts of terrorism on U.S. soil by foreign agents resulting in a total of more than $5 million of property and casualty insurance losses. Therefore, our understanding of the coverages offered pursuant to the Insurance Act is that they exclude losses from terrorist acts on U.S. soil by foreign agents that result in a total of less than $5 million of losses. Also, our understanding is that all terrorist coverage, whether included in the primary insurance policies or in the coverages offered under the Insurance Act, exclude coverage for losses from, among other things, acts of terrorism by U.S. based groups or individuals, nuclear devices and acts of war.

Various types of catastrophic losses may not be insurable or may not be economically insurable. In the event of a substantial loss, our insurance coverage may not cover the full current market value or replacement cost of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations and other factors might cause insurance proceeds to be insufficient to fully replace or renovate a hotel after it has been damaged or destroyed.

Accordingly, there can be no assurance (1) that the insurance coverages that we and/or our lessees and operators have obtained will fully protect us (or our lessees or operators) against insurable losses (i.e., losses may exceed coverage limits); (2) that we (or our lessees or operators) will not incur large deductibles that will adversely effect our earnings; (3) that we (or our lessees or operators) will not incur losses from risks that are not insurable or that are not economically insurable; or (4) that current coverages will continue to be available at reasonable rates. As a result, one or more large uninsured or underinsured losses could have a material adverse affect on us (or our lessees or operators).

Our lenders require us to maintain certain insurance coverages. We believe that we have complied with the insurance maintenance requirements under the governing loan documents. However, a lender may disagree, in which case the lender could obtain additional coverages and, therefore, seek payment from us, or declare us in default under the loan documents. In the former case, we could spend more for insurance than we otherwise deem reasonable or necessary, or, in the latter case, subject us to a foreclosure on hotels collateralizing one or more loans. In addition, a material casualty to one or more hotels collateralizing loans may result in (a) the insurance company applying to the outstanding loan balance insurance proceeds that otherwise would be available to repair the damage caused by the casualty, which would require us to fund the repairs through other sources, or (b) the lender foreclosing on the hotels if there is a material loss that is not insured.

Failure to comply with governmental regulations could affect our operating results.

Environmental matters.

Under various federal, state and local laws and regulations, an owner or operator of real estate may be liable for the costs of removal or remediation of certain hazardous or toxic substances on such property. The law often imposes liability whether or not the owner knew of, or was responsible for, the presence of hazardous substances. Furthermore, a person that arranges for the disposal or transports for disposal or treatment of a hazardous substance at a property owned by another may be liable for the costs of removal or remediation of hazardous substances released into the environment at that property. The costs of remediation or removal of such substances may be very substantial, and the presence of such substances, or the failure to promptly remediate such substances, may adversely affect the owner’s ability to sell real estate or to borrow using such real estate as collateral. We may be potentially liable for the costs discussed above, and these costs could be material and could affect the funds available for distribution to our shareholders.

Furthermore, various court decisions have established that third parties may recover damages for injury caused by release of hazardous substances and for property contamination. For instance, a person exposed to asbestos while staying in a hotel may seek to recover damages if he or she suffers injury from the asbestos. Lastly, some of these environmental issues restrict the use of a property or place conditions on various activities. One example is laws that require a business using chemicals to manage them carefully and to notify local officials if regulated spills occurs.

We generally obtain Phase I environmental site assessments (“ESAs”) on our hotels at the time of acquisition. The ESAs are intended to identify potential environmental contamination. The ESAs include a historical review of the hotel, a review of certain public records, a preliminary investigation of the site and surrounding properties, screening for the presence of hazardous substances and underground storage tanks, and the preparation and issuance of a written report. The ESAs that we have obtained did not include invasive procedures, such as soil sampling or ground water analysis.

It is possible that these ESAs do not reveal all environmental liabilities or that there are material environmental liabilities or compliance concerns that we are not aware. Moreover, we cannot assure you that (i) future laws, ordinances or regulations will not impose material environmental liability, or (ii) the current environmental condition of a hotel will not be affected by the condition of properties in the vicinity of the hotels (such as the presence of leaking underground storage tanks) or by third parties unrelated to us.

Recent news accounts suggest that there is an increasing amount of litigation over claims that mold (or other airborne contaminants) has damaged buildings or caused poor health. We have, infrequently, discovered relatively small amounts of mold-related damage in a limited number of our hotels generally caused by one or more water intrusions (e.g., roof leak, plugged air conditioner condensation lines, etc.). Mold (and certain other airborne contaminants) occurs naturally and is present in some quantity in virtually every structure, so we cannot assure you that it is not present, or will not in the future be present, in our hotels, and it is possible that plaintiffs could successfully establish that mold (or another airborne contaminant) causes or exacerbates certain health conditions. If any such potential plaintiffs (who could include hotel guests and employees) are successful, and mold (or another airborne contaminant) does occur in our hotels, we could incur liability. We generally have no insurance coverage for the cost of repairing or replacing elements of a building or its contents that are affected by mold (or other environmental conditions), or for defending or disposing of such suits.

Americans with Disabilities Act.

Under the Americans with Disabilities Act of 1990, or the “ADA,” all public accommodations must meet various federal requirements to access and use by disabled persons. Compliance with the ADA’s requirements could require removal of access barriers, and our failure to comply could result in the U.S. government imposing fines or in private litigants winning damages against us. As substantial renovations are planned to all or any substantial part of a hotel, and in connection with the construction of any new hotel or addition to an existing hotel, our policy is to consult a local architect to insure compliance with all applicable codes and ADA. While we take these and other steps to confirm that we comply substantially with the ADA, and many of our hotels were constructed recently and incorporated ADA compliance into the original design, there is no assurance that we will not be required to make unplanned, substantial modifications to our hotel to comply with the ADA. If we are required to make substantial modifications to our hotels, whether to comply with the ADA or other changes in governmental rules and regulations, our ability to make distributions to our shareholders could be adversely affected.

Fluctuations in property taxes and insurance costs can adversely affect our distributions to our shareholders.

Each of our hotels is subject to real and personal property taxes. These taxes on our hotel properties may increase or decrease as tax rates change and as the properties are assessed or reassessed by taxing authorities. If property taxes increase, our ability to make distributions to our shareholders could be adversely affected.

We carry insurance on all of our hotels and our business. The costs of property and casualty insurance carried by us and/or the IH Lessee rose substantially in the insurance renewal cycles after September 11, 2001. These increases were due primarily to the disruption in the insurance and stock markets caused by the September 11, 2001 terrorist attacks, to significant payouts that our insurers have made or may have to make in the future on certain covered claims by or against us, and to the location (i.e., California) and physical characteristics (i.e., non-sprinklered) of a number of our hotels. These factors, as well as any future covered losses or other casualties, may result in (a) future insurance cost increases, (b) our inability to obtain (or economically obtain) important insurance coverages and/or (c) an increased risk of exposure to casualties if our insurance deductibles are substantially increased or the limits of our insurance coverages are substantially reduced. While in absolute dollars property tax is a much larger expense than insurance for us, our ability to make distributions could be adversely affected if insurance costs continue to increase. Please see “— Investment risks in the real estate industry generally may adversely affect our ability to make distributions to our shareholders — Uninsured and underinsured losses” above.

Franchise requirements could adversely affect distributions to our shareholders.

Our hotel operators must comply with operating standards and terms and conditions imposed by the franchisors of the hotel brands under which our hotels operate. A franchisor may impose upgraded or new brand standards, such as enhancing the complimentary breakfast offered by a hotel or increasing the value of guest awards under its ‘frequent guest’ program, which can add substantial expense for the hotel. The franchisors periodically inspect our hotels to confirm adherence to the franchisors’ operating standards. The failure of a hotel to maintain standards could result in the loss or cancellation of a franchise license. We rely on our operators to conform to operational standards. The franchisors may also require us to make certain capital improvements to maintain the hotel in accordance with system standards, the cost of which can be substantial. In addition, when the term of a franchise expires, the franchisor has no obligation to issue a new franchise. The loss of a franchise could have a material adverse effect on the operations or the underlying value of the affected hotel because of the loss of associated name recognition, marketing support and centralized reservation systems provided by the franchisor. The loss of a franchise could also have a material adverse effect on cash available for distribution to shareholders.

The ability of our board of trustees to change our major policies at any time may not be in your interest.

Our board of trustees determines many of our major corporate policies, including our acquisitions, dispositions, growth, operations and distribution policies. The board of trustees may amend or revise these and other policies at any time without the vote or consent of our shareholders.

Provisions of our Declaration of Trust and Maryland law may limit the ability of a third party to acquire control of us.

Ownership limitation.

Our Declaration of Trust provides that no person may directly or indirectly own more than 9.8% of our common shares and preferred shares. This may prevent an acquisition of control of us by a third party without our board of trustees’ approval, even if shareholders believe the change of control is in their best interest. See “Restrictions on Ownership and Transfer.”

Staggered board of trustees.

Under our Declaration of Trust, our board of trustees has three classes of trustees. Trustees for each class are elected for staggered three-year terms and until their successors are elected and qualify. The staggered terms of our trustees may restrict the ability to effect a change of control of us, even if shareholders believe a change of control is in their best interest. The staggered terms for our trustees may also discourage offers or other bids being made for our shares at a premium over the market price.

Authority to issue preferred shares.

Our Declaration of Trust authorizes the board of trustees to issue up to 20,000,000 preferred shares and to establish the preferences conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications, or terms or conditions of redemption of any preferred shares issued. The issuance of preferred shares may discourage takeover offers for, or changes in control of our company, even if shareholders believe that such events may be in their best interest.

Maryland anti-takeover statutes.

We are subject to various provisions of Maryland law placing restrictions and requiring compliance with various procedures designed to protect the shareholders of Maryland REITs against unfair or coercive mergers and acquisitions. These restrictions and procedural requirements may discourage takeover offers for, or changes in control of our company, even if shareholders believe that such events may be in their interest. See “Description of Shares of Beneficial Interest — Certain Provisions of Our Declaration of Trust and Bylaws and Maryland Law.”

Our failure to qualify as a REIT under the federal tax laws will result in adverse tax consequences.

We have elected to be taxed as a REIT under Sections 856-860 of the Internal Revenue Code of 1986, as amended (the “Code”). If we qualify as a REIT, with certain exceptions, we will not be subject to federal income tax at the company level on our taxable income that is distributed to shareholders. A REIT is subject to a number of organizational and operational requirements, including a requirement that it currently distribute at least 90% of its annual taxable income. Failure to qualify as a REIT will render us subject to federal income tax (including any applicable minimum tax) on our taxable income at regular corporate rates and distributions to the holders of our shares in any such year will not be deductible by us. If the Internal Revenue Service were to challenge successfully the tax status of the Operating Partnership as a partnership for federal income tax purposes, the Operating Partnership would be taxable as a corporation. In that event, we would likely cease to qualify as a REIT for a variety of reasons. Although we do not intend to request a ruling from the Internal Revenue Service as to our REIT status, we have, in the past, obtained the opinion of our legal counsel that, as of the date of the opinion, we qualify as a REIT. These opinions were based on certain assumptions and representations and are not binding on the Internal Revenue Service or any court. Even if we qualify for taxation as a REIT, we are subject to certain federal, state and local taxes on our income and property.

Our share ownership limitation may prevent certain transfers of our common shares.

In order to maintain our qualification as a REIT, not more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities). Furthermore, if any shareholder or group of shareholders of one of the lessees of our hotels owns, actually or constructively, 10% or more of our shares of beneficial interest, the lessee could become a related-party tenant of ours, which likely would result in loss of our REIT status (a TRS is exempt from this rule). Our Declaration of Trust prohibits direct or indirect ownership (taking into account applicable ownership provisions of the Code) of more than 9.8% of the outstanding common shares or any other class or series of outstanding shares of beneficial interest by any shareholder or group (the “Ownership Limitation”). Generally, the shares of beneficial interest owned by related or affiliated owners will be aggregated for purposes of the Ownership Limitation. Any transfer of shares of beneficial interest that would prevent us from continuing to qualify as a REIT under the Code will be void ab initio, the intended transferee of such shares will be deemed never to have had an interest in such shares, and such shares will be designated “shares-in-trust.” Further, we will be deemed to have been offered shares-in-trust for purchase at the lesser of the market price (as defined in the Declaration of Trust) on the date we accept the offer and the price per share in the transaction that created such shares-in-trust (or, in the case of a gift, devise or non-transfer event (as defined in the Declaration of Trust), the market price on the date of such gift, devise or non-transfer event). Therefore, the record holder of shares of beneficial interest in excess of the Ownership Limitation will experience a financial loss when such shares are purchased by us, if the market price falls between the date of purchase and the date of redemption.

We have, in limited instances from time to time, permitted certain owners to own shares in excess of the Ownership Limitation. The board of trustees has waived the Ownership Limitation for such owners after following procedures set out in our Declaration of Trust, under which the owners requesting the waivers provided certain information and our counsel provided certain legal opinions. These waivers established levels of permissible share ownership for the owners requesting the waivers that are higher than the Ownership Limitation — if the owners acquire shares in excess of the higher limits, those shares are subject to the risks described above in the absence of further waivers. The board of trustees is not obligated to grant such waivers and has no current intention to do so with respect to any owners who (individually or aggregated as the Declaration of Trust requires) do not currently own shares in excess of the Ownership Limitation.

Recent changes in taxation of corporate dividends may adversely affect the value of our shares of beneficial interest.

The Jobs and Growth Tax Relief Reconciliation Act of 2003, which was enacted into law on May 28, 2003, among other things, generally reduces to 15% the maximum marginal rate of tax payable by domestic noncorporate taxpayers on dividends received from a regular C corporation. This reduced tax rate, however, will not apply to dividends paid to domestic noncorporate taxpayers by a REIT on its stock, except for certain limited amounts. This legislation could cause domestic noncorporate investors to view the stock of regular C corporations as more attractive relative to the stock of a REIT than was the case prior to the enactment of the legislation, because the dividends from regular C corporations will generally be taxed at a lower rate while dividends from REITs will generally be taxed at the same rate as the individual’s other ordinary income. We cannot predict what effect, if any, the enactment of this legislation may have on the value of the stock of REITs in general or on our shares of beneficial interest in particular, either in terms of price or relative to other investments.

RATIO OF EARNINGS TO COMBINED

FIXED CHARGES AND PREFERRED SHARE DIVIDENDS

The following table sets forth our consolidated ratios of earnings to fixed charges and of earnings to combined fixed charges and preferred share dividends for the nine months ended September 30, 2003, and for each of the last five fiscal years.

	Nine Months Ended September 30,	Year Ended December 31,
	2003	2002	2001	2000	1999	1998
Ratio of earnings to combined fixed charges and preferred share dividends	(1)	(2)	1.49	2.04	1.83	1.99

(1)	Earnings for the nine months ended September 30, 2003 were inadequate to cover combined fixed charges and preferred share dividends, with a deficiency of $11,454,000.
(2)	Earnings for the fiscal year ended December 31, 2002 were inadequate to cover combined fixed charges and preferred share dividends, with a deficiency of $9,525,000.

We computed the ratio of earnings to combined fixed charges and preferred share dividends by dividing earnings by the sum of fixed charges and dividends on preferred shares. “Fixed charges” consist of interest costs, whether expensed or capitalized, and amortization of loan origination fees. “Preferred Share Dividends” consist of the amount of pre-tax earnings that is required to pay the dividends on our outstanding preferred shares and dividends on our subsidiary’s preferred units.

USE OF PROCEEDS

Unless indicated otherwise in a prospectus supplement, we expect to use the net proceeds from the sale of these securities for general corporate purposes.

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

We are authorized under our Declaration of Trust to issue up to 100,000,000 common shares of beneficial interest, or “common shares”, par value $.01 per share, and 20,000,000 preferred shares of beneficial interest, or “preferred shares”, par value $.01 per share. At December 11, 2003, there were 37,563,499 common shares outstanding and 4,630,000 Series A Cumulative Convertible Preferred Shares outstanding. The following is only a summary of some of the rights of shareholders that might be important to you. The description of our shares set forth below describes certain general terms and provisions of our shares. The following description does not purport to be complete and is qualified in its entirety by reference to our Declaration of Trust and our Amended and Restated Bylaws, which we refer to as our Bylaws, and Maryland law.

Common Shares

Dividends.    All common shares offered hereby will be duly authorized, fully paid and nonassessable. Subject to the preferential rights of any other shares or series of shares of beneficial interest and to the provisions of our Declaration of Trust regarding shares-in-trust (as defined under the heading “Restrictions on Ownership and Transfer”), holders of common shares are entitled to receive dividends if, as and when authorized by our board of trustees and declared by us out of assets legally available therefor and to share ratably in our assets legally available for distribution to shareholders in the event of our liquidation, dissolution or winding-up after payment of, or adequate provision for, all of our known debts and liabilities. We intend to pay quarterly dividends to our shareholders.

Voting Rights.    Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of trustees, and, except as otherwise required by law or except as provided with respect to any other class or series of shares of beneficial interest, the holders of such common shares possess the exclusive voting power. There is no cumulative voting in the election of trustees, which means that the holders of a majority of the outstanding common shares can elect all of the trustees then standing for election and the holders of the remaining shares of beneficial interest, if any, will not be able to elect any trustees.

Other Matters.    Holders of common shares have no conversion, sinking fund, redemption rights or any preemptive rights to subscribe for any of our securities. Common shares have equal dividend, distribution, liquidation and other rights, and have no preference, exchange or, except as expressly required by Title 8, as amended from time to time, of the Corporations and Associations Article of the Annotated Code of Maryland, or the “Maryland REIT Law”, appraisal rights.

Our common shares currently trade on the NYSE under the symbol “KPA.” The Transfer Agent for the common shares is Computershare Investor Services, L.L.C. We will apply to the NYSE to list the additional common shares to be sold pursuant to any prospectus supplement, and we anticipate that such shares will be so listed.

Preferred Shares

General.    Under our Declaration of Trust, our board of trustees is authorized, without further shareholder action, to issue up to 20,000,000 preferred shares. The board may issue from time to time, preferred shares in series, with different preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications or other provisions. Prior to issuance of shares of each series, the board is required by our Declaration of Trust and the Maryland REIT Law to set for each such series, subject to the provisions of our Declaration of Trust regarding shares-in-trust, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each series. The board may authorize the issuance of preferred shares with terms and conditions that could have the effect of delaying, deferring or preventing a takeover or other transaction which holders of some, or a majority, of the common shares might believe to be in their best interests or in which holders of some, or a majority, of the common shares might receive a premium for their common shares over the then market price of such common shares.

The preferred shares will, when issued, be fully paid and nonassessable. Unless otherwise specified in the prospectus supplement relating to a particular series of preferred shares, each series will rank on a parity as to dividends and distributions in the event of a liquidation with each other series of preferred shares and, in all cases, will be senior to the common shares.

The applicable prospectus supplement will describe each of the following terms that may be applicable in respect of any preferred shares offered and issued pursuant to this prospectus:

•	the specific designation, number of shares, seniority and purchase price;

•	any liquidation preference per share;

•	any maturity date;

•	any mandatory or optional redemption or repayment dates and terms or sinking fund provisions;

•	any dividend rate or rates and the dates on which any dividends will be payable (or the method by which such rates or dates will be determined);

•	any voting rights;

•	any rights to convert the preferred shares into other securities or rights, including a description of the securities or rights into which such preferred shares are convertible (which may include common shares or other preferred shares) and the terms and conditions upon which such conversions will be effected,

•	including, without limitation, conversion rates or formulas, conversion periods and other related provisions;

•	the place or places where dividends and other payments with respect to the preferred shares will be payable; and

•	any additional voting, dividend, liquidation, redemption and other rights, preferences, privileges, limitations and restrictions, including restrictions imposed for the purpose of maintaining our qualification as a REIT under the Code.

Upon issuance and delivery against payment therefor, all shares of the preferred shares offered hereby will be duly authorized, fully paid and non-assessable.

Series A Preferred Shares.    We have issued 4,630,000 preferred shares as 8.625% Series A Cumulative Convertible Preferred Shares. Each Series A Preferred Share is convertible into 1.4811 common shares at any time and, therefore, we have reserved 6,857,493 common shares for issuance upon conversion. The Series A Preferred Shares have no stated maturity or sinking fund requirements and since May 18, 2003, we have had the right to redeem such Series A Preferred Shares for a redemption price of $25 per share plus accrued and unpaid dividends to the date of redemption. Each Series A Preferred Share has a liquidation preference of $25 and is entitled to annual dividends equal to the greater of (i) $2.15624 ($0.53906 payable quarterly) or (ii) the cash dividend paid or payable on the number of common shares into which a Series A Preferred Share is then convertible. The Series A Preferred Shares are described in more detail in our registration statement on Form 8-A, which was filed with the SEC on September 4, 1998.

The Transfer Agent for the Series A Preferred Shares is Computershare Investor Services, L.L.C. Our Series A Preferred Shares are traded on the NYSE under the symbol “KPA pa.”

Classification or Reclassification of Common Shares or Preferred Shares

Our Declaration of Trust authorizes the board of trustees to classify or reclassify any unissued common shares or preferred shares, subject to any ownership limitations, by setting or changing the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or distributions, qualifications or terms or conditions of redemption.

Certain Provisions of Our Declaration of Trust and Bylaws and Maryland Law

Limitation of Shareholder Liability.    As a Maryland real estate investment trust, we are subject to various provisions of the Maryland General Corporation Law (the “MGCL”) and the Maryland REIT Law. Both the Maryland REIT Law and our Declaration of Trust provide that none of our shareholders will be personally liable for any of our obligations solely as a result of his status as our shareholder. Our Bylaws further provide that we shall indemnify each shareholder against any claim or liability to which the shareholder may become subject by reason of his being or having been a shareholder or former shareholder and that we shall pay or reimburse each shareholder or former shareholder for all legal and other expenses reasonably incurred by him in connection with any such claim or liability. However, with respect to tort claims, contractual claims where shareholder liability is not so negated, claims for taxes and certain statutory liability, the shareholders may, in some jurisdictions, be personally liable to the extent that such claims are not satisfied by us. Inasmuch as we carry public liability insurance which we consider adequate, any risk of personal liability to shareholders is limited to situations in which our assets plus our insurance coverage would be insufficient to satisfy the claims against us and our shareholders.

Certain Voting Rights.    Pursuant to the Maryland REIT Law, a REIT generally cannot amend its declaration of trust or merge, unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all the votes entitled to be cast on the matter) is set forth in the REIT’s declaration of trust. Our Declaration of Trust provides for approval by a majority of all the votes entitled to be cast on such matters except with respect to:

(a)	our disqualification as a REIT or revocation of our election to be taxed as a REIT (which requires the affirmative vote of two-thirds of the number of common shares entitled to vote on such matter at a meeting of our shareholders);

(b)	the removal of trustees (which requires the affirmative vote of the holders of two-thirds of our outstanding voting shares);

(c)	the amendment or repeal of the Independent Trustee provision in the Declaration of Trust (which requires the affirmative vote of two-thirds of the outstanding shares entitled to vote on the matter);

(d)	the amendment of the Declaration of Trust by shareholders (which requires the affirmative vote of a majority of votes entitled to be cast on the matter, except the amendment of certain provisions specified in the Declaration of Trust which require the affirmative vote of two-thirds of all the votes entitled to be cast on the matter); and

(e)	our termination (which requires the affirmative vote of two-thirds of all the votes entitled to be cast on the matter).

A declaration of trust may permit the trustees by a two-thirds vote to amend the declaration of trust from time to time to qualify as a REIT under the Code or the Maryland REIT Law without the affirmative vote or written consent of the shareholders. Our Declaration of Trust permits such action by the board of trustees.

Business Combinations.    Under the MGCL, as applicable to Maryland REITs, certain “business combinations” (including certain mergers, consolidations, share exchanges and asset transfers and certain issuances and reclassifications of equity securities) between Maryland REITs and an “Interested Shareholder” or an affiliate of an Interested Shareholder are prohibited for five years after the most recent date on which the Interested Shareholder becomes an Interested Shareholder. An “Interested Shareholder” is any person who beneficially owns 10% or more of the voting power of the trust’s shares or an affiliate of the trust who, at any time within the two-year period prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding voting shares of beneficial interest of the trust. A person is not an Interested Shareholder under the statute if the board of trustees approved in advance the transaction by which he otherwise would have become an Interested Shareholder. However, in approving a transaction, the board of trustees may provide that its approval is subject to compliance, at or after the time of approval, with any terms or conditions determined by the board.

After the five-year prohibition, any such business combination must be recommended by the board of trustees of such trust and approved by the affirmative vote of at least (a) 80% of the votes entitled to be cast by holders of outstanding voting shares of beneficial interest of the trust and (b) two-thirds of votes entitled to be cast by holders of voting shares of the trust other than shares held by the Interested Shareholder with whom (or with whose affiliate) the business combination is to be effected, unless, among other conditions, the trust’s common shareholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Shareholder for its shares. These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by the board of trustees of the trust prior to the time that the Interested Shareholder becomes an Interested Shareholder.

Control Share Acquisitions.    The MCGL, as applicable to Maryland REITs, provides that “control shares” of a Maryland REIT acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of beneficial interest owned by the acquiror or by officers or by trustees who are employees of the trust. “Control shares” are voting shares of beneficial interest which, if aggregated with all other such shares of beneficial interest previously acquired by the acquiror, or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing trustees within one of the following ranges of voting power: (i) one-tenth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority or more of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained shareholder approval. A “control share acquisition” means the acquisition of control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel the board of trustees of the trust to call a special meeting of shareholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the trust may itself present the question at any shareholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the trust may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or of any meeting of shareholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a shareholders meeting and the acquiror becomes entitled to vote a majority of the shares entitle to vote, all other shareholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the trust is a party to the transaction or (b) to acquisitions approved or exempted by the declaration of trust or bylaws of the trust.

Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our shares of beneficial interest. There can be no assurance that such provision will not be amended or eliminated at any time in the future.

Indemnification of Trustees and Officers.    The Maryland REIT Law permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Declaration of Trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our Declaration of Trust obligates us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer or (b) any individual who, while our trustee and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, trustee, employee or agent of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur as a result of such status. Our Bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while our trustee or officer and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, trustee, employee or agent of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. Our Declaration of Trust and Bylaws also permit us to indemnify and advance expenses to any person who served any of our predecessors in any of the capacities described above and to any of our employees or agents or any of our predecessors. Our Bylaws require us to indemnify a trustee or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. To the extent that the foregoing indemnification provisions purport to include indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, in the opinion of the SEC such indemnification is contrary to public policy and, therefore, unenforceable.

The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Classification of the Board of Trustees.    Our Bylaws provide that the number of our trustees may be established by the board of trustees but may not be fewer than three nor more than nine. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining trustees.

Pursuant to our Declaration of Trust, the board of trustees is divided into three classes of trustees. Trustees of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of trustees will be elected by the shareholders. We believe that classification of the board of trustees will help to assure the continuity and stability of our business strategies and policies as determined by the board of trustees. Holders of common shares will have no right to cumulative voting in the election of trustees. Consequently, at each annual meeting of shareholders, the holders of a majority of the common shares will be able to elect all of the successors of the class of trustees whose terms expire at that meeting.

The classified board provision could have the effect of making the replacement of incumbent trustees more time-consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of the board of trustees. Thus, the classified board provision could increase the likelihood that incumbent trustees will retain their positions. The staggered terms of trustees may delay, defer or prevent a tender offer or an attempt to change control of us, even though the tender offer or change in control might be in the best interest of our shareholders.

Removal of Trustees.    Our Declaration of Trust provides that a trustee may be removed with or without cause by the affirmative vote of at least two-thirds of the votes entitled to be cast in the election of trustees. This provision, when coupled with the provision in our Bylaws authorizing the board of trustees to fill vacant trusteeships, precludes shareholders from removing incumbent trustees except by a substantial affirmative vote and filling the vacancies created by the removal with their own nominees.

DESCRIPTION OF DEPOSITARY SHARES

General

We may, at our option, elect to offer fractional, rather than full, preferred shares. In the event we exercise the option, we will issue to the public receipts for depositary shares. Each receipt will represent a fraction of a share of a particular series of preferred shares as described below and in the applicable prospectus supplement.

The shares of any series of preferred shares represented by depositary shares will be deposited under a deposit agreement between us and a bank or trust company that we select having its principal office in the United States and having a combined capital and surplus of at least $50,000,000. The deposit agreement may provide that each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred shares represented by the depositary share, to all the rights and preferences of the preferred shares represented thereby, including dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued under the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred shares. If depositary shares are issued, copies of the forms of deposit agreement and depositary receipt will be incorporated by reference in the registration statement of which this prospectus is a part, and the following summary is qualified in its entirety by reference to those documents.

Pending the preparation of definitive engraved depositary receipts, the depositary bank may, upon our written order, issue temporary depositary receipts substantially identical to, and entitling the holders thereof to all the rights pertaining to, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared thereafter without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at our expense.

Withdrawal of Preferred Shares

Upon surrender of the depositary receipts to the depositary bank, the owner of the depositary shares is entitled to delivery of the number of whole shares of preferred shares represented by the depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred shares to be withdrawn, the depositary bank will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. The depositary bank will not distribute fractional shares of preferred shares or cash instead of the fractional shares. Consequently, a holder of a depositary receipt representing a fractional share of preferred shares would be able to liquidate his position only by sale to a third party in a public trading market transaction or otherwise, unless the depositary shares are redeemed by us or converted by the holder.

Dividends and Other Distributions

The depositary bank will distribute all cash dividends or other cash distributions that it receives on the preferred shares to the record holders of depositary shares relating to the preferred shares in proportion to the number of the depositary shares owned by the holders.

In the event of a distribution other than in cash, the depositary bank will distribute property that it receives to the record holders of depositary shares entitled to the property. However, if the depositary bank determines that it is not feasible to make the distribution, the depositary bank may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

Redemption of Depositary Shares

If a series of preferred shares represented by depositary shares is redeemable, the depositary shares will be redeemed from the proceeds that the depositary bank receives resulting from the redemption, in whole or in part, of the series of preferred shares that the depositary bank holds. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of preferred shares. Whenever we redeem shares of preferred shares held by the depositary bank, the depositary bank will redeem as of the same redemption date the number of depositary shares representing the shares of redeemed preferred shares. If fewer than all of the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as the depositary bank may determine.

Voting the Preferred Shares

Upon receipt of notice of any meeting at which the holders of preferred shares are entitled to vote, the depositary bank will mail the information contained in the notice of meeting to the record holders of the depositary shares relating to the preferred shares. Each record holder of the depositary shares on the record date, which will be the same date as the record date for the preferred shares, will be entitled to instruct the depositary bank as to the exercise of the voting rights pertaining to the amount of preferred shares represented by the holder’s depositary shares. The depositary bank will endeavor, insofar as practicable, to vote the amount of preferred shares represented by the depositary shares under the instructions, and we will agree to take all action that the depositary bank deems necessary to enable the depositary bank to do so. The depositary bank may abstain from voting shares of preferred shares to the extent it does not receive specific instructions from the holders of depositary shares representing the preferred shares.

Amendment and Termination of the Depositary Agreement

At any time, we may agree with the depositary bank to amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of the holders of depositary shares will not be effective unless the holders of at least a majority of the depositary shares then outstanding has approved the amendment. We or the depositary bank may terminate the deposit agreement only if:

•	all outstanding depositary shares have been redeemed; or

•	there has been a final distribution on the preferred shares in connection with our liquidation, dissolution or winding up, and the distribution has been distributed to the holders of depositary receipts.

Charges of Depositary Bank

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will pay charges of the depositary bank in connection with the initial deposit of the preferred shares and any redemption of the preferred shares. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and the other charges, including any fee for the withdrawal of preferred shares upon surrender of depositary receipts, as are expressly provided in the deposit agreement for their accounts.

Miscellaneous

The depositary bank will forward to holders of depositary receipts all required reports and communications from us that are delivered to the depositary bank.

Neither we nor the depositary bank will be liable if we are prevented or delayed by law or any circumstance beyond our control in performing the obligations under the deposit agreement. Those obligations will be limited to performance in good faith of the duties thereunder, and we will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred shares unless satisfactory indemnity is furnished. We and the depositary bank may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred shares for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary Bank

The depositary bank may resign at any time by delivering to us notice of its election to do so. We may remove the depositary bank at any time. Any resignation or removal will take effect upon the appointment of a successor depositary bank and its acceptance of the appointment. The successor depositary bank must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

Restrictions on Ownership

In order to safeguard against the loss of our REIT status, the deposit agreement will contain provisions restricting the ownership and transfer of depositary shares. Such restriction will be described in the applicable prospectus supplement and will be referenced on the applicable depositary receipts.

RESTRICTIONS ON OWNERSHIP AND TRANSFER

In order for us to maintain our qualification as a REIT, our shares of beneficial interest must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (or during a proportionate part of a shorter taxable year). Also, not more than 50% in value of our outstanding shares of beneficial interest may be owned, directly or indirectly, by five or fewer individuals (as defined in the federal income tax laws to include certain entities) during the last half of any taxable year. Furthermore, if any shareholder or group of shareholders of the IH Lessee, the Summerfield Lessee, or any lessee of ours that is not a taxable REIT subsidiary owns, actually or constructively, 10% or more of our shares of beneficial interest, such lessee could become a related-party tenant of ours, which likely would result in loss of REIT status for us. Our Declaration of Trust prohibits direct or indirect ownership (taking into account applicable ownership provisions of the Internal Revenue Code) of more than 9.8% of the number of outstanding shares of each class or series of our shares of beneficial interest, which we refer to as the “Ownership Limitation.” Generally, our shares of beneficial interest owned by related or affiliated owners will be aggregated for purposes of the Ownership Limitation. Any transfer of shares of beneficial interest that would violate the Ownership Limitation will be void, the intended transferee of such shares will be deemed never to have had an interest in such shares, and such shares will be transferred to a trust for the benefit of a charitable beneficiary and designated “shares-in-trust.” Further, we shall be deemed to have been offered shares-in-trust for purchase at the lesser of (i) the market price (as defined in the Declaration of Trust) on the date we accept the offer or (ii) the price per share in the transaction that created such shares-in- trust (or in certain other cases specified in the Declaration of Trust, such as a gift, the market price on the date of such event). Therefore, the record holder of shares of beneficial interest in excess of the Ownership Limitation will experience a financial loss when such shares are redeemed, if the market price falls between the date of purchase and the date of redemption.

The board of trustees may grant a waiver from the Ownership Limitation to any person so requesting, so long as (a) the board has determined based on a ruling from the Internal Revenue Service or an opinion of counsel that such exemption will not result in (i) our beneficial shares being beneficially owned by fewer than 100 persons; (ii) us being “closely held” within the meaning of the federal income tax laws, and (iii) us constructively owning 10% or more of the ownership interests in a tenant of our real property within the meaning of the federal income tax laws, and (b) such person provides to the board such representations and undertakings as the board may require to determine that no individual will violate the Ownership Limitation and such person agrees that any such violation or attempted violation will result in such shares being designated shares-in-trust. The board has, in limited instances from time to time, granted waivers from the Ownership Limitation, subject to certain other ownership restrictions, as in the case of certain mutual fund investment families. These waivers established levels of permissible share ownership for the owners requesting the waivers that are higher than the Ownership Limitation. The board of trustees is not obligated to grant such waivers and has no current intention to do so in the future with respect to any owners who (individually or aggregated as the Declaration of Trust requires) do not currently own shares in excess of the Ownership Limitation.

FEDERAL INCOME TAX CONSEQUENCES OF OUR STATUS AS A REIT

The following discussion is a summary of material federal income tax considerations that may be relevant to a prospective holder of the securities. The discussion does not address all aspects of taxation that may be relevant to particular shareholders in light of their personal investment or tax circumstances, or to certain types of shareholders who are subject to special treatment under the federal income tax laws, such as insurance companies, financial institutions or broker-dealers, and, except as discussed below, tax-exempt organizations, foreign corporations, and persons who are not citizens or residents of the United States.

The statements in this discussion are based on current provisions of the Code, existing, temporary, and final Treasury regulations thereunder, and current administrative rulings and court decisions. No assurance can be given that future legislative, judicial, or administrative actions or decisions, which may be retroactive in effect, will not affect the accuracy of any statements in this prospectus with respect to the transactions entered into or contemplated prior to the effective date of such changes.

We urge you to consult your own tax advisor regarding the specific tax consequences to you of ownership of our shares and of our election to be taxed as a REIT. Specifically, you should consult your own tax advisor regarding the federal, state, local, foreign, and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.

Taxation of our Company

We elected to be taxed as a REIT under the federal income tax laws commencing with our short taxable year ended December 31, 1994. We believe that, commencing with such taxable year, we have been organized and have operated in such a manner as to qualify for taxation as a REIT under the Code, and we intend to continue to operate in such a manner, but no assurance can be given that we will operate in a manner so as to continue to qualify as a REIT. This section discusses the laws governing the federal income tax treatment of a REIT and its shareholders. These laws are highly technical and complex.

Our continued qualification and taxation as a REIT depend upon our ability to meet on a continuing basis, through actual annual operating results, certain qualification tests set forth in the federal tax laws. Those qualification tests involve the percentage of income that we earn from specified sources, the percentage of our assets that falls within specified categories, the diversity of our share ownership, and the percentage of our earnings that we distribute. No assurance can be given that the actual results of our operation for any particular taxable year will satisfy such requirements. For a discussion of the tax consequences of our failure to qualify as a REIT, see “—Failure to Qualify.”

If we qualify as a REIT, we generally will not be subject to federal income tax on the taxable income that we distribute to our shareholders. The benefit of that tax treatment is that it avoids the “double taxation,” or taxation at both the corporate and shareholder levels, that generally results from owning stock in a corporation. However, we will be subject to federal tax in the following circumstances:

•	We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our shareholders during, or within a specified time period after, the calendar year in which the income is earned.

•	We may be subject to the “alternative minimum tax” on any items of tax preference that we do not distribute or allocate to our shareholders.

•	We will pay income tax at the highest corporate rate on (1) net income from the sale or other disposition of property acquired through foreclosure (“foreclosure property”) that we hold primarily for sale to customers in the ordinary course of business and (2) other non-qualifying income from foreclosure property.

•	We will pay a 100% tax on net income from sales or other dispositions of property, other than foreclosure property, that we hold primarily for sale to customers in the ordinary course of business.

•	If we fail to satisfy the 75% gross income test or the 95% gross income test, as described below under “—Requirements for Qualification—Income Tests,” and nonetheless continue to qualify as a REIT because we meet other requirements, we will pay a 100% tax on (1) the greater of (a) the amount by which we fail the 75% gross income test or (b) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•	If we fail to distribute during a calendar year at least the sum of (1) 85% of our REIT ordinary income for such year, (2) 95% of our REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods, we will pay a 4% excise tax on the excess of such required distribution over the amount we actually distributed.

•	We may elect to retain and pay income tax on our net long-term capital gain. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain (to the extent that a timely designation of such gain is made by us to the shareholder) and would receive a credit or refund for its proportionate share of the tax we paid.

•	If we acquire any asset from a C corporation, or a corporation that generally is subject to full corporate-level tax, in a merger or other transaction in which we acquire a basis in the asset that is determined by reference to the C corporation’s basis in the asset, we will pay tax at the highest regular corporate rate applicable if we recognize gain on the sale or disposition of such asset during the 10-year period after we acquire such asset. The amount of gain on which we will pay tax generally is the lesser of:

•	the amount of gain that we recognize at the time of the sale or disposition; and

•	the amount of gain that we would have recognized if we had sold the asset at the time we acquired the asset.

•	We will incur a 100% excise tax on transactions with a taxable REIT subsidiary that are not conducted on an arm’s-length basis.

Requirements for Qualification

A REIT is a corporation, trust, or association that meets the following requirements:

1.	it is managed by one or more trustees or directors;

2.	its beneficial ownership is evidenced by transferable shares or by transferable certificates of beneficial interest;

3.	it would be taxable as a domestic corporation but for the REIT provisions of the federal income tax laws;

4.	it is neither a financial institution nor an insurance company subject to special provisions of the federal income tax laws;

5.	at least 100 persons are beneficial owners of its shares or ownership certificates;

6.	no more than 50% in value of its outstanding shares or ownership certificates is owned, directly or indirectly, by five or fewer individuals, as defined in the federal income tax laws to include certain entities, during the last half of any taxable year;

7.	it elects to be a REIT, or has made such election for a previous taxable year, and satisfies all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to elect and maintain REIT status;

8.	it uses a calendar year for federal income tax purposes and complies with the recordkeeping requirements of the federal income tax laws; and

9.	it meets certain other qualification tests, described below, regarding the nature of its income and assets and the distribution of its income.

We must meet requirements 1 through 4 during our entire taxable year and must meet requirement 5 during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. If we comply with all the requirements for ascertaining the ownership of our outstanding shares in a taxable year and have no reason to know that we violated requirement 6, we will be deemed to have satisfied requirement 6 for such taxable year. For purposes of determining share ownership under requirement 6, an “individual” generally includes a supplemental unemployment compensation benefits plan, a private foundation, or a portion of a trust permanently set aside or used exclusively for charitable purposes. An “individual,” however, generally does not include a trust that is a qualified employee pension or profit sharing trust under the federal income tax laws, and beneficiaries of such a trust will be treated as holding our shares of beneficial interest in proportion to their actuarial interests in the trust for purposes of requirement 6.

We have issued sufficient shares of beneficial interest with enough diversity of ownership to satisfy requirements 5 and 6 set forth above. In addition, our declaration of trust restricts the ownership and transfer of our shares of beneficial interest so that we should continue to satisfy requirements 5 and 6. The provisions of the declaration of trust restricting the ownership and transfer of the shares of beneficial interest are described in “Restrictions on Ownership of Shares of Beneficial Interest.”

A corporation that is a “qualified REIT subsidiary” is not treated as a corporation separate from its parent REIT. All assets, liabilities, and items of income, deduction, and credit of a “qualified REIT subsidiary” are treated as assets, liabilities, and items of income, deduction, and credit of the REIT. A “qualified REIT subsidiary” is a corporation all of the capital stock of which is owned by the REIT. Thus, in applying the requirements described herein, any “qualified REIT subsidiary” that we own will be ignored, and all assets, liabilities, and items of income, deduction, and credit of such subsidiary will be treated as our assets, liabilities, and items of income, deduction, and credit.

In the case of a REIT that is a partner in a partnership, the REIT is treated as owning its proportionate share of the assets of the partnership and as earning its proportionate share of the gross income of the partnership for purposes of the applicable REIT qualification tests. Thus, our proportionate share of the assets, liabilities, and items of income of our Operating Partnership and of any other partnership, joint venture, or limited liability company that is treated as a partnership for federal income tax purposes in which we own or will acquire an interest, directly or indirectly (in the aggregate, the “Partnerships”), are treated as our assets and gross income for purposes of applying the various REIT qualification requirements.

REITs are permitted to own up to 100% of the stock of one or more taxable REIT subsidiaries. A taxable REIT subsidiary is a fully taxable corporation that is permitted to lease hotels from the related REIT as long as it does not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. We have formed our TRS to acquire all of the leasehold interests in our hotels leased to Innkeepers Hospitality, Inc. We have acquired certain of those hotel leases and anticipate acquiring the remaining hotel leases in the near future. Our TRS currently lease certain of our hotels and have engaged the IH Manager to operate those hotels on their behalf. Hunton & Williams LLP is of the opinion that the IH Manager qualifies as an “eligible independent contractor.” Taxable REIT subsidiaries are subject to corporate income tax on their taxable income. See “—Taxable REIT Subsidiaries.”

Income Tests

We must satisfy two gross income tests annually to maintain our qualification as a REIT. First, at least 75% of our gross income for each taxable year must consist of defined types of income that we derive, directly or indirectly, from investments relating to real property or mortgages on real property or temporary investment income. Qualifying income for purposes of that 75% gross income test generally includes:

•	rents from real property;

•	interest on debt secured by mortgages on real property or on interests in real property;

•	dividends or other distributions on and gain from the sale of shares in other REITs; and

•	gain from the sale of real estate assets.

Second, in general, at least 95% of our gross income for each taxable year must consist of income that is qualifying income for purposes of the 75% gross income test, other types of dividends and interest, gain from the sale or disposition of shares or securities, income from certain hedging transactions, or any combination of the foregoing. Gross income from our sale of property that we hold primarily for sale to customers in the ordinary course of business is excluded from both income tests. The following paragraphs discuss the specific application of the gross income tests to us.

Rents from Real Property. Rent that we receive from real property that we own and lease to tenants will qualify as “rents from real property,” which is qualifying income for purposes of the 75% and 95% gross income tests, only if the following conditions are met:

•	First, the rent must not be based, in whole or in part, on the income or profits of any person, but may be based on a fixed percentage or percentages of receipts or sales.

•	Second, neither we nor a direct or indirect owner of 10% or more of our shares of beneficial interest may own, actually or constructively, 10% or more of a tenant from whom we receive rent, other than a taxable REIT subsidiary.

•	Third, if the tenant is a taxable REIT subsidiary, such taxable REIT subsidiary may not directly or indirectly operate or manage the related property. Instead, the property must be operated on behalf of the taxable REIT subsidiary by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating lodging facilities for any person unrelated to us and the taxable REIT subsidiary. See “—Taxable REIT Subsidiaries.”

•	Fourth, if the rent attributable to personal property leased in connection with a lease of real property exceeds 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as “rents from real property.”

•	Fifth, we generally must not operate or manage our real property or furnish or render services to our tenants, other than through an “independent contractor” who is adequately compensated and from whom we do not derive revenue. However, we need not provide services through an “independent contractor,” but instead may provide services directly to our tenants, if the services are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not considered to be provided for the tenants’ convenience. In addition, we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property. Furthermore, we may own up to 100% of the stock of a taxable REIT subsidiary, which may provide customary and noncustomary services to our tenants without tainting our rental income from the related properties. See “—Taxable REIT Subsidiaries.”

Pursuant to Percentage Leases, our lessees lease from the Partnerships the land, buildings, improvements, furnishings, and equipment comprising the hotels, for terms of up to 13 years. The percentage leases provide that the lessees are obligated to pay to the Partnerships (1) the greater of a minimum base rent or percentage rent and (2) “additional charges” or other expenses, as defined in the leases. Percentage rent is calculated by multiplying fixed percentages by room revenues (and food and beverage revenues, if applicable) for each of the hotels. Both base rent and the thresholds in the percentage rent formulas will be adjusted for inflation. Base rent accrues and is required to be paid monthly and percentage rent is payable either monthly or quarterly.

In order for the base rent, percentage rent, and additional charges to constitute “rents from real property,” the percentage leases must be respected as true leases for federal income tax purposes and not treated as service contracts, joint ventures, or some other type of arrangement. The determination of whether the percentage leases are true leases depends on an analysis of all the surrounding facts and circumstances. In making such a determination, courts have considered a variety of factors, including the following:

•	the intent of the parties;

•	the form of the agreement;

•	the degree of control over the property that is retained by the property owner, or whether the lessee has substantial control over the operation of the property or is required simply to use its best efforts to perform its obligations under the agreement; and

•	the extent to which the property owner retains the risk of loss with respect to the property, or whether the lessee bears the risk of increases in operating expenses or the risk of damage to the property or the potential for economic gain or appreciation with respect to the property.

In addition, federal income tax law provides that a contract that purports to be a service contract or a partnership agreement will be treated instead as a lease of property if the contract is properly treated as such, taking into account all relevant factors, including whether or not:

•	the service recipient is in physical possession of the property;

•	the service recipient controls the property;

•	the service recipient has a significant economic or possessory interest in the property, or whether the property’s use is likely to be dedicated to the service recipient for a substantial portion of the useful life of the property, the recipient shares the risk that the property will decline in value, the recipient shares in any appreciation in the value of the property, the recipient shares in savings in the property’s operating costs, or the recipient bears the risk of damage to or loss of the property;

•	the service provider bears the risk of substantially diminished receipts or substantially increased expenditures if there is nonperformance under the contract;

•	the service provider uses the property concurrently to provide significant services to entities unrelated to the service recipient; and

•	the total contract price substantially exceeds the rental value of the property for the contract period.

Since the determination whether a service contract should be treated as a lease is inherently factual, the presence or absence of any single factor will not be dispositive in every case

We believe that the Percentage Leases will be treated as true leases for federal income tax purposes. Such belief is based, in part, on the following facts:

•	the Partnerships, on the one hand, and the lessees, on the other hand, intend for their relationship to be that of a lessor and lessee and such relationship is documented by lease agreements;

•	the lessees have the right to the exclusive possession, use, and quiet enjoyment of the hotels during the term of the percentage leases;

•	the lessees bear the cost of, and are responsible for, day-to-day maintenance and repair of the hotels, other than the cost of maintaining underground utilities and structural elements and generally dictate how the hotels are operated, maintained, and improved;

•	the lessees bear all of the costs and expenses of operating the hotels, including the cost of any inventory used in their operation, during the term of the percentage leases, other than real estate and personal property taxes, property and casualty insurance premiums (other than with respect to the Summerfield Hotels, where the lessee is responsible for such premiums), the cost of periodic capital improvements, the cost of replacement or refurbishment of furniture, fixtures and equipment, and capital expenditures;

•	the lessees benefit from any savings in the costs of operating the hotels during the term of the percentage leases;

•	in the event of damage to or destruction of a hotel (other than with respect to one hotel leased to a TRS), the lessees are at economic risk because they are obligated either (1) to restore the property to its prior condition, in which event they will bear all costs of such restoration in excess of any insurance proceeds, or (2) to offer to purchase the hotel for an amount generally equal to the fair market value of the property, less any insurance proceeds;

•	the lessees generally have indemnified the Partnerships against all liabilities imposed on the Partnerships during the term of the percentage leases by reason of (1) injury to persons or damage to property occurring at the hotels, (2) the lessees’ use, management, maintenance, or repair of the hotels, (3) any environmental liability caused by acts or grossly negligent failures to act (or in the case of one hotel leased to a TRS, negligent failures to act) of the lessees, (4) taxes and assessments in respect of the hotels that are the obligations of the lessees, or (5) any breach of the percentage leases or of any sublease of a hotel by the lessees;

•	the lessees are obligated to pay substantial fixed rent for the period of use of the hotels;

•	the lessees stand to incur substantial losses or reap substantial gains depending on how successfully they operate the hotels;

•	the Partnerships cannot use the hotels concurrently to provide significant services to entities unrelated to the lessees; and

•	the total contract price under the percentage leases does not substantially exceed the rental value of the hotels for the term of the percentage leases.

Investors should be aware that there are no controlling Treasury regulations, published rulings, or judicial decisions involving leases with terms substantially the same as the percentage leases that discuss whether such leases constitute true leases for federal income tax purposes. If the percentage leases are characterized as service contracts or partnership agreements, rather than as true leases, part or all of the payments that the Partnerships receive from the lessees may not be considered rent or may not otherwise satisfy the various requirements for qualification as “rents from real property.” In that case, we likely would not be able to satisfy either the 75% or 95% gross income test and, as a result, would lose our REIT status.

As described above, in order for the rent received by us to constitute “rents from real property,” several other requirements must be satisfied. One requirement is that the percentage rent must not be based in whole or in part on the income or profits of any person. The percentage rent, however, will qualify as “rents from real property” if it is based on percentages of receipts or sales and the percentages:

•	are fixed at the time the percentage leases are entered into;

•	are not renegotiated during the term of the percentage leases in a manner that has the effect of basing percentage rent on income or profits; and

•	conform with normal business practice.

More generally, the percentage rent will not qualify as “rents from real property” if, considering the percentage leases and all the surrounding circumstances, the arrangement does not conform with normal business practice, but is in reality used as a means of basing the percentage rent on income or profits. Since the percentage rent is based on fixed percentages of the gross revenues from the hotels that are established in the percentage leases, and we have represented that the percentages (1) will not be renegotiated during the terms of the percentage leases in a manner that has the effect of basing the percentage rent on income or profits and (2) conform with normal business practice, the percentage rent should not be considered based in whole or in part on the income or profits of any person. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not charge rent for any property that is based in whole or in part on the income or profits of any person, except by reason of being based on a fixed percentage of gross revenues, as described above.

Another requirement for qualification of our rent as “rents from real property” is that we must not own, actually or constructively, 10% or more of the stock of any corporate lessee or 10% or more of the assets or net profits of any non-corporate lessee (a “related party tenant”) other than a taxable REIT subsidiary. The constructive ownership rules generally provide that, if 10% or more in value of our shares of beneficial interest is owned, directly or indirectly, by or for any person, we are considered as owning the stock owned, directly or indirectly, by or for such person. We do not own any stock in any of our lessees (other than our TRS). Moreover, our declaration of trust prohibits transfers of our shares of beneficial interest that would cause us to own, actually or constructively, 10% or more of the ownership interests in a lessee. Such provision is not intended to prevent us from leasing our hotels to taxable REIT subsidiaries. Based on the foregoing, we should never own, actually or constructively, 10% of more of any lessee other than a taxable REIT subsidiary. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not rent any property to a related party tenant. However, because the constructive ownership rules are broad and it is not possible to monitor continually direct and indirect transfers of our shares of beneficial interest, no absolute assurance can be given that such transfers or other events of which we have no knowledge will not cause us to own constructively 10% or more of a lessee other than a taxable REIT subsidiary at some future date.

REITs are permitted to own up to 100% of the stock of one or more taxable REIT subsidiaries beginning on January 1, 2001. A taxable REIT subsidiary is a fully taxable corporation that is permitted to lease hotels from the related REIT as long as it does not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. A third requirement for the qualification of our rent as “rents from real property” is that, if such rent is received from a taxable REIT subsidiary, the property must be operated on behalf of the taxable REIT subsidiary by a person who qualifies as an “independent contractor” and who is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the taxable REIT subsidiary lessee (an “eligible independent contractor”). A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners. See “—Taxable REIT Subsidiaries.”

We have formed our TRS to acquire all of the leasehold interests in our hotels that at one time were leased to Innkeepers Hospitality, Inc. and its affiliates. We have acquired certain of those hotel leases and anticipate acquiring the remaining hotel leases in the near future. Our TRS currently lease certain of our hotels and have engaged the IH Manager to operate those hotels on their behalf. We believe that the IH Manager qualifies as an “eligible independent contractor.” Moreover, we have represented that, with respect to properties that we lease to a taxable REIT subsidiary in the future, each such taxable REIT subsidiary will engage an “eligible independent contractor” to manage and operate the hotels leased by such taxable REIT subsidiary.

A fourth requirement for qualification of our rent as “rents from real property” is that the rent attributable to the personal property leased in connection with the lease of a hotel must not be greater than 15% of the total rent received under the lease. The rent attributable to the personal property contained in a hotel is the amount that bears the same ratio to total rent for the taxable year as the average of the fair market values of the personal property at the beginning and at the end of the taxable year bears to the average of the aggregate fair market values of both the real and personal property contained in the hotel at the beginning and at the end of such taxable year (the “personal property ratio”). With respect to each hotel, we believe either that the personal property ratio is less than 15% or that any income attributable to excess personal property will not jeopardize our ability to qualify as a REIT. There can be no assurance, however, that the Internal Revenue Service would not challenge our calculation of a personal property ratio, or that a court would not uphold such assertion. If such a challenge were successfully asserted, we could fail to satisfy the 95% or 75% gross income test and thus lose our REIT status.

A fifth requirement for qualification of our rent as “rents from real property” is that, other than within the 1% de minimis exception described above (i.e., we may provide a minimal amount of “non-customary” services to the tenants of a property, other than through an independent contractor, as long as our income from the services does not exceed 1% of our income from the related property) and other than through a taxable REIT subsidiary, we cannot furnish or render noncustomary services to the tenants of our hotels, or manage or operate our hotels, other than through an independent contractor who is adequately compensated and from whom we do not derive or receive any income. Provided that the percentage leases are respected as true leases, we should satisfy that requirement, because the Partnerships do not perform any services other than customary ones for the lessees. Furthermore, we have represented that, with respect to other hotel properties that we acquire in the future, we will not perform noncustomary services for the lessee of the property.

If a portion of our rent from a hotel does not qualify as “rents from real property” because the rent attributable to personal property exceeds 15% of the total rent for a taxable year, the portion of the rent that is attributable to personal property will not be qualifying income for purposes of either the 75% or 95% gross income test. Thus, if such rent attributable to personal property, plus any other income that is nonqualifying income for purposes of the 95% gross income test, during a taxable year exceeds 5% of our gross income during the year, we would lose our REIT status. If, however, the rent from a particular hotel does not qualify as “rents from real property” because either (1) the percentage rent is considered based on the income or profits of the related lessee, (2) the lessee is a related party tenant and is not a taxable REIT subsidiary, (3) the lessee is a taxable REIT subsidiary, but the hotel is not operated by an eligible independent contractor, or (4) we furnish noncustomary services to the tenants of the hotel, or manage or operate the hotel, other than through a qualifying independent contractor or a taxable REIT subsidiary, none of the rent from that hotel would qualify as “rents from real property.” In that case, we might lose our REIT status because we would be unable to satisfy either the 75% or 95% gross income test.

In addition to rent, the lessees are required to pay to the Partnerships certain additional charges. To the extent that such additional charges represent either (1) reimbursements of amounts that the Partnerships are obligated to pay to third parties or (2) penalties for nonpayment or late payment of such amounts, such charges should qualify as “rents from real property.” However, to the extent that such charges represent interest that is accrued on the late payment of the rent or additional charges, such charges will not qualify as “rents from real property,” but instead should be treated as interest that qualifies for the 95% gross income test.

Interest. The term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of such amount depends in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales. Furthermore, to the extent that interest from a loan that is based on the residual cash proceeds from the sale of the property securing the loan constitutes a “shared appreciation provision,” income attributable to such participation feature will be treated as gain from the sale of the secured property.

Prohibited Transactions. A REIT will incur a 100% tax on the net income derived from any sale or other disposition of property, other than foreclosure property, that the REIT holds primarily for sale to customers in the ordinary course of a trade or business. Whether a REIT holds an asset “primarily for sale to customers in the ordinary course of a trade or business” depends on the facts and circumstances in effect from time to time, including those related to a particular asset. We believe that none of the assets owned by the Partnerships is held for sale to customers and that a sale of any such asset would not be in the ordinary course of the owning entity’s business. We will attempt to comply with the terms of safe-harbor provisions in the federal income tax laws prescribing when an asset sale will not be characterized as a prohibited transaction. We cannot provide assurance, however, that we can comply with such safe-harbor provisions or that the Partnerships will avoid owning property that may be characterized as property held “primarily for sale to customers in the ordinary course of a trade or business.”

Foreclosure Property. We will be subject to tax at the maximum corporate rate on any income from foreclosure property, other than income that would be qualifying income for purposes of the 75% gross income test, less expenses directly connected with the production of such income. However, gross income from such foreclosure property will qualify for purposes of the 75% and 95% gross income tests. “Foreclosure property” is any real property, including interests in real property, and any personal property incident to such real property:

•	that is acquired by a REIT as the result of such REIT having bid in such property at foreclosure, or having otherwise reduced such property to ownership or possession by agreement or process of law, after there was a default or default was imminent on a lease of such property or on an indebtedness that such property secured; and

•	for which such REIT makes a proper election to treat such property as foreclosure property.

However, a REIT will not be considered to have foreclosed on a property where the REIT takes control of the property as a mortgagee-in-possession and cannot receive any profit or sustain any loss except as a creditor of the mortgagor. Property generally ceases to be foreclosure property with respect to a REIT at the end of the third taxable year following the taxable year in which the REIT acquired such property, or longer if an extension is granted by the Secretary of the Treasury. The foregoing grace period is terminated and foreclosure property ceases to be foreclosure property on the first day:

•	on which a lease is entered into with respect to such property that, by its terms, will give rise to income that does not qualify for purposes of the 75% gross income test or any amount is received or accrued, directly or indirectly, pursuant to a lease entered into on or after such day that will give rise to income that does not qualify for purposes of the 75% gross income test;

•	on which any construction takes place on such property, other than completion of a building, or any other improvement, where more than 10% of the construction of such building or other improvement was completed before default became imminent; or

•	which is more than 90 days after the day on which such property was acquired by the REIT and the property is used in a trade or business which is conducted by the REIT, other than through an independent contractor from whom the REIT itself does not derive or receive any income.

As a result of the rules with respect to foreclosure property, if a lessee defaults on its obligations under a percentage lease, we terminate the lessee’s leasehold interest, and we are unable to find a replacement lessee for the hotel within 90 days of such foreclosure, gross income from hotel operations conducted by us from such hotel would cease to qualify for the 75% and 95% gross income tests unless we are able to hire an independent contractor to manage and operate the hotel. In such event, we might be unable to satisfy the 75% and 95% gross income tests and, thus, might fail to qualify as a REIT.

Hedging Transactions. From time to time, we or our Operating Partnership enters into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase such items, and futures and forward contracts. To the extent that we or our Operating Partnership enters into an interest rate swap or cap contract, option, futures contract, forward rate agreement, or any similar financial instrument to hedge our indebtedness incurred to acquire or carry “real estate assets,” any periodic income or gain from the disposition of such contract should be qualifying income for purposes of the 95% gross income test, but not the 75% gross income test. To the extent that we or our Operating Partnership hedges with other types of financial instruments, or in other situations, it is not entirely clear how the income from those transactions will be treated for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

Failure to Satisfy Gross Income Tests. If we fail to satisfy one or both of the gross income tests for any taxable year, we nevertheless may qualify as a REIT for such year if we qualify for relief under certain provisions of the federal income tax laws. Those relief provisions generally will be available if:

•	our failure to meet such tests is due to reasonable cause and not due to willful neglect;

•	we attach a schedule of the sources of our income to our tax return; and

•	any incorrect information on the schedule was not due to fraud with intent to evade tax.

We cannot predict, however, whether in all circumstances we would qualify for the relief provisions. In addition, as discussed above in “—Taxation of our Company,” even if the relief provisions apply, we would incur a 100% tax on the gross income attributable to the greater of (1) the amount by which we fail the 75% gross income test or (2) the amount by which 90% of our gross income exceeds the amount of our income qualifying under the 95% gross income test, in each case multiplied by a fraction intended to reflect our profitability.

Asset Tests

To maintain our qualification as a REIT, we also must satisfy the following asset tests at the close of each quarter of each taxable year:

•	At least 75% of the value of our total assets must consist of:

•	cash or cash items, including certain receivables;

•	government securities;

•	interests in real property, including leaseholds and options to acquire real property and leaseholds;

•	interests in mortgages on real property;

•	stock in other REITs; and

•	investments in stock or debt instruments during the one-year period following our receipt of new capital that we raise through equity offerings or offerings of debt with at least a five-year term.

•	Of our investments not included in the 75% asset class:

•	First, the value of our interest in any one issuer’s securities may not exceed 5% of the value of our total assets;

•	Second, we may not own more than 10% of the voting power or value of any one issuer’s outstanding securities; and

•	Third, no more than 20% of the value of our total assets may consist of the securities of one or more taxable REIT subsidiaries.

For purposes of the first and second asset tests, the term “securities” does not include equity or debt securities of a qualified REIT subsidiary or taxable REIT subsidiary or equity interests in a partnership. The term “securities,” however, generally includes debt securities issued by a partnership, except that debt securities of a partnership are not treated as “securities” for purposes of the 10% value test if we own at least a 20% profits interest in the partnership and such debt is classified as “straight debt” for purposes of the REIT rules.

If we should fail to satisfy the asset tests at the end of a calendar quarter, we would not lose our REIT status if (1) we satisfied the asset tests at the close of the preceding calendar quarter and (2) the discrepancy between the value of our assets and the asset test requirements arose from changes in the market values of our assets and was not wholly or partly caused by the acquisition of one or more non-qualifying assets. If we did not satisfy the condition described in clause (2) of the preceding sentence, we still could avoid disqualification as a REIT by eliminating any discrepancy within 30 days after the close of the calendar quarter in which the discrepancy arose.

Distribution Requirements

Each taxable year, we must distribute dividends, other than capital gain dividends and deemed distributions of retained capital gain, to our shareholders in an aggregate amount at least equal to:

•	the sum of (1) 90% of our “REIT taxable income,” computed without regard to the dividends paid deduction and our net capital gain or loss, and (2) 90% of our after-tax net income, if any, from foreclosure property; minus

•	the sum of certain items of non-cash income.

We must pay such distributions in the taxable year to which they relate, or in the following taxable year if we declare the distribution before we timely file our federal income tax return for such year and pay the distribution on or before the first regular dividend payment date after such declaration. The distribution requirement was lowered from 95% to 90% as of January 1, 2001.

We will pay federal income tax on taxable income, including net capital gain, that we do not distribute to our shareholders. Furthermore, if we fail to distribute during a calendar year, or by the end of January following such calendar year in the case of distributions with declaration and record dates falling in the last three months of the calendar year, at least the sum of:

•	85% of our REIT ordinary income for such year;

•	95% of our REIT capital gain income for such year; and

•	any undistributed taxable income from prior periods,

we will incur a 4% nondeductible excise tax on the excess of such required distribution over the amounts we actually distributed. We may elect to retain and pay income tax on the net long-term capital gain we receive in a taxable year. See “—Taxation of Taxable U.S. Shareholders.” If we so elect, we will be treated as having distributed any such retained amount for purposes of the 4% excise tax described above. We have made, and we intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements.

It is possible that, from time to time, we may experience timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of that income and deduction of such expenses in arriving at our REIT taxable income. For example, under some of the percentage leases, the percentage rent is not due until 30 days after the end of the calendar quarter. In that case, we still would be required to recognize as income the excess of the percentage rent over the base rent paid by the lessee in the calendar quarter to which such excess relates. In addition, we may not deduct recognized capital losses from our “REIT taxable income.” Further, it is possible that, from time to time, we may be allocated a share of net capital gain attributable to the sale of depreciated property that exceeds our allocable share of cash attributable to that sale. As a result of the foregoing, we may have less cash than is necessary to distribute all of our taxable income and thereby avoid corporate income tax and the excise tax imposed on certain undistributed income. In such a situation, we may need to borrow funds or issue additional common or preferred shares.

Under certain circumstances, we may be able to correct a failure to meet the distribution requirement for a year by paying “deficiency dividends” to our shareholders in a later year. We may include such deficiency dividends in our deduction for dividends paid for the earlier year. Although we may be able to avoid income tax on amounts distributed as deficiency dividends, we will be required to pay interest to the Internal Revenue Service based upon the amount of any deduction we take for deficiency dividends.

Recordkeeping Requirements

We must maintain certain records in order to qualify as a REIT. In addition, to avoid a monetary penalty, we must request on an annual basis information from our shareholders designed to disclose the actual ownership of our outstanding shares of beneficial interest. We have complied, and intend to continue to comply, with such requirements.

Failure to Qualify

If we were to fail to qualify as a REIT in any taxable year, and no relief provision applied, we would be subject to federal income tax and any applicable alternative minimum tax on our taxable income at regular corporate rates. In calculating our taxable income in a year in which we failed to qualify as a REIT, we would not be able to deduct amounts paid out to shareholders. In fact, we would not be required to distribute any amounts to shareholders in such year. In such event, to the extent of our current and accumulated earnings and profits, all distributions to shareholders would be taxable as “qualified dividend income.” See “—Taxation of Taxable U.S. Shareholders.” Subject to certain limitations of the federal income tax laws, corporate shareholders might be eligible for the dividends received deduction. Unless we qualified for relief under specific statutory provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT. We cannot predict whether in all circumstances we would qualify for such statutory relief.

Taxation of Taxable U.S. Shareholders

As used herein, the term “U.S. shareholder” means a holder of our shares of beneficial interest that for U.S. federal income tax purposes is:

•	a citizen or resident of the United States;

•	a corporation or partnership (including an entity treated as a corporation or partnership for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of a political subdivision thereof;

•	an estate whose income is subject to U.S. federal income taxation regardless of its source; or

•	any trust if (1) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) it has a valid election in place to be treated as a U.S. person.

As long as we qualify as a REIT, a taxable “U.S. shareholder” must take into account distributions that are made out of our current or accumulated earnings and profits and that we do not designate as capital gain dividends or retained long-term capital gain as ordinary income. A U.S. shareholder will not qualify for the dividends received deduction generally available to corporations. For purposes of determining whether a distribution is made out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to the preferred shares and then to the common shares.

Dividends paid by us to a U.S. shareholder generally will not qualify for the new 15% tax rate for “qualified dividend income.” The Jobs and Growth Tax Relief Reconciliation Act of 2003 reduced the maximum tax rate for qualified dividend income from 38.6% to 15% for tax years 2003 through 2008. Without future congressional action, the maximum tax rate on qualified dividend income will move to 35% in 2009 and 39.6% in 2011. Qualified dividend income generally includes dividends paid by domestic C corporations and certain qualified foreign corporations to most U.S. noncorporate shareholders. Because we generally are not subject to federal income tax on the portion of our REIT taxable income distributed to our shareholders, our dividends generally will not be eligible for the new 15% rate on qualified dividend income. As a result, our ordinary REIT dividends will continue to be taxed at the higher tax rate applicable to ordinary income. Currently, the highest marginal individual income tax rate on ordinary income is 35%. However, the 15% tax rate for qualified dividend income will apply to our ordinary REIT dividends, if any, that are (1) attributable to dividends received by us from non-REIT corporations, such as our taxable REIT subsidiaries, and (2) attributable to income upon which we have paid corporate income tax (e.g., to the extent that we distribute less than 100% of our taxable income). In general, to qualify for the reduced tax rate on qualified dividend income, a shareholder must hold our shares for more than 60 days during the 120-day period beginning on the date that is 60 days before the date on which our shares become ex-dividend.

A U.S. shareholder generally will recognize distributions that we designate as capital gain dividends as long-term capital gain without regard to the period for which the U.S. shareholder has held our shares. We generally will designate our capital gain dividends as either 20% or 25% rate distributions. A corporate U.S. shareholder, however, may be required to treat up to 20% of certain capital gain dividends as ordinary income.

We may elect to retain and pay income tax on the net long-term capital gain that we receive in a taxable year. In that case, a U.S. shareholder would be taxed on its proportionate share of our undistributed long-term capital gain, to the extent that we designate such amount in a timely notice to such shareholder. The U.S. shareholder would receive a credit or refund for its proportionate share of the tax we paid. The U.S. shareholder would increase the basis in its shares by the amount of its proportionate share of our undistributed long-term capital gain, minus its share of the tax we paid.

To the extent that we make a distribution in excess of our current and accumulated earnings and profits, such distribution will not be taxable to a U.S. shareholder to the extent that it does not exceed the adjusted tax basis of the U.S. shareholder’s shares. Instead, such distribution will reduce the adjusted tax basis of such shares. To the extent that we make a distribution in excess of both our current and accumulated earnings and profits and the U.S. shareholder’s adjusted tax basis in its shares, such shareholder will recognize long-term capital gain, or short-term capital gain if the shares have been held for one year or less, assuming the shares are a capital asset in the hands of the U.S. shareholder. In addition, if we declare a distribution in October, November, or December of any year that is payable to a U.S. shareholder of record on a specified date in any such month, such distribution shall be treated as both paid by us and received by the U.S. shareholder on December 31 of such year, provided that we actually pay the distribution during January of the following calendar year.

Shareholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, we would carry over such losses for potential offset against our future income generally. Taxable distributions from us and gain from the disposition of our shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any “passive activity losses,” such as losses from certain types of limited partnerships in which the shareholder is a limited partner, against such income. In addition, taxable distributions from us and gain from the disposition of the shares generally will be treated as investment income for purposes of the investment interest limitations. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain.

Taxation of U.S. Shareholders on the Disposition of Shares of Beneficial Interest

In general, a U.S. shareholder who is not a dealer in securities must treat any gain or loss realized upon a taxable disposition of our shares of beneficial interest as long-term capital gain or loss if the U.S. shareholder has held the shares for more than one year and otherwise as short-term capital gain or loss. However, a U.S. shareholder must treat any loss upon a sale or exchange of shares held by such shareholder for six months or less as a long-term capital loss to the extent of any actual or deemed distributions from us that such U.S. shareholder previously has characterized as long-term capital gain. All or a portion of any loss that a U.S. shareholder realizes upon a taxable disposition of the shares may be disallowed if the U.S. shareholder purchases other shares within 30 days before or after the disposition.

Capital Gains and Losses

A taxpayer generally must hold a capital asset for more than one year for gain or loss derived from its sale or exchange to be treated as long-term capital gain or loss. The highest marginal individual income tax rate currently is 35% (which rate will apply for the period from January 1, 2003 to December 31, 2010). The maximum tax rate on long-term capital gain applicable to non-corporate taxpayers is 15% for sales and exchanges of assets held for more than one year occurring from May 7, 2003 through December 31, 2008. The maximum tax rate on long-term capital gain from the sale or exchange of “section 1250 property,” or depreciable real property, is 25% to the extent that such gain would have been treated as ordinary income if the property were “section 1245 property.” With respect to distributions that we designate as capital gain dividends and any retained capital gain that we are deemed to distribute, we generally may designate whether such a distribution is taxable to our non-corporate shareholders at a 15%, 20%, or 25% rate. Thus, the tax rate differential between capital gain and ordinary income for non-corporate taxpayers may be significant. In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer must pay tax on its net capital gain at ordinary corporate rates. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Information Reporting Requirements and Backup Withholding

We will report to our shareholders and to the Internal Revenue Service the amount of distributions we pay during each calendar year, and the amount of tax we withhold, if any. Under the backup withholding rules, a shareholder may be subject to backup withholding at the rate of 28% with respect to distributions unless such holder:

•	is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or

•	provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules.

A shareholder who does not provide us with its correct taxpayer identification number also may be subject to penalties imposed by the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the shareholder’s income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any shareholders who fail to certify their non-foreign status to us. See “—Taxation of Non-U.S. Shareholders.”

Taxation of Tax-Exempt Shareholders

Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts and annuities, generally are exempt from federal income taxation. However, they are subject to taxation on their unrelated business taxable income. While many investments in real estate generate unrelated business taxable income, the Internal Revenue Service has issued a published ruling that dividend distributions from a REIT to an exempt employee pension trust do not constitute unrelated business taxable income, provided that the exempt employee pension trust does not otherwise use the shares of the REIT in an unrelated trade or business of the pension trust. Based on that ruling, amounts that we distribute to tax-exempt shareholders generally should not constitute unrelated business taxable income. However, if a tax-exempt shareholder were to finance its acquisition of our shares with debt, a portion of the income that it receives from us would constitute unrelated business taxable income pursuant to the “debt-financed property” rules. Furthermore, social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans that are exempt from taxation under special provisions of the federal income tax laws are subject to different unrelated business taxable income rules, which generally will require them to characterize distributions that they receive from us as unrelated business taxable income. Finally, in certain circumstances, a qualified employee pension or profit sharing trust that owns more than 10% of our shares of beneficial interest is required to treat a percentage of the dividends that it receives from us as unrelated business taxable income. Such percentage is equal to the gross income that we derive from an unrelated trade or business, determined as if we were a pension trust, divided by our total gross income for the year in which we pay the dividends. That rule applies to a pension trust holding more than 10% of our shares of beneficial interest only if:

•	the percentage of our dividends that the tax-exempt trust would be required to treat as unrelated business taxable income is at least 5%;

•	we qualify as a REIT by reason of the modification of the rule requiring that no more than 50% of our shares of beneficial interest be owned by five or fewer individuals that allows the beneficiaries of the pension trust to be treated as holding our shares of beneficial interest in proportion to their actuarial interests in the pension trust (see “—Requirements for Qualification” above); and

•	either (1) one pension trust owns more than 25% of the value of our shares of beneficial interest or (2) a group of pension trusts individually holding more than 10% of the value of our shares of beneficial interest collectively owns more than 50% of the value of our shares of beneficial interest.

Taxation of Non-U.S. Shareholders

The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships, and other foreign shareholders (collectively, “non-U.S. shareholders”) are complex. This section is only a summary of such rules. We urge non-U.S. shareholders to consult their own tax advisors to determine the impact of federal, state, and local income tax laws on ownership of our shares, including any reporting requirements.

A non-U.S. shareholder that receives a distribution that is not attributable to gain from our sale or exchange of U.S. real property interests, as defined below, and that we do not designate as a capital gain dividend or retained capital gain will recognize ordinary income to the extent that we pay such distribution out of our current or accumulated earnings and profits. A withholding tax equal to 30% of the gross amount of the distribution ordinarily will apply to such distribution unless an applicable tax treaty reduces or eliminates the tax. However, if a distribution is treated as effectively connected with the non-U.S. shareholder’s conduct of a U.S. trade or business, the non-U.S. shareholder generally will be subject to federal income tax on the distribution at graduated rates, in the same manner as U.S. shareholders are taxed with respect to such distributions. A non-U.S. shareholder that is a corporation also may be subject to the 30% branch profits tax with respect to the distribution. We plan to withhold U.S. income tax at the rate of 30% on the gross amount of any such ordinary dividends paid to a non-U.S. shareholder unless either:

•	a lower treaty rate applies and the non-U.S. shareholder files an IRS Form W-8BEN evidencing eligibility for that reduced rate with us; or

•	the non-U.S. shareholder files an IRS Form W-8ECI with us claiming that the distribution is effectively connected income.

A non-U.S. shareholder will not incur tax on a distribution in excess of our current and accumulated earnings and profits if the excess portion of such distribution does not exceed the adjusted basis of its shares. Instead, the excess portion of such distribution will reduce the adjusted basis of such shares. A non-U.S. shareholder will be subject to tax on a distribution that exceeds both our current and accumulated earnings and profits and the adjusted basis of its shares, if the non-U.S. shareholder otherwise would be subject to tax on gain from the sale or disposition of its shares, as described below. Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the same rate as we would withhold on a dividend. However, a non-U.S. shareholder may obtain a refund of amounts that we withhold if we later determine that a distribution in fact exceeded our current and accumulated earnings and profits.

We must withhold 10% of any distribution that exceeds our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution, to the extent that we do not do so, we will withhold at a rate of 10% on any portion of a distribution not subject to withholding at a rate of 30%.

For any year in which we qualify as a REIT, a non-U.S. shareholder will incur tax on distributions that are attributable to gain from our sale or exchange of “U.S. real property interests” under special provisions of the federal income tax laws referred to as FIRPTA. The term “U.S. real property interests” includes certain interests in real property and stock in corporations at least 50% of whose assets consists of interests in real property. Under those rules, a non-U.S. shareholder is taxed on distributions attributable to gain from sales of U.S. real property interests as if such gain were effectively connected with a U.S. business of the non-U.S. shareholder. A non-U.S. shareholder thus would be taxed on such a distribution at the normal capital gains rates applicable to U.S. shareholders, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of a nonresident alien individual. A non-U.S. corporate shareholder not entitled to treaty relief or exemption also may be subject to the 30% branch profits tax on such a distribution. We must withhold 35% of any distribution that we could designate as a capital gain dividend. A non-U.S. shareholder will receive a credit against its U.S. federal income tax liability for the amount we withhold.

A non-U.S. shareholder generally will not incur tax under FIRPTA with respect to gain realized upon a disposition of our shares as long as at all times non-U.S. persons hold, directly or indirectly, less than 50% in value of our shares. We cannot assure you that that test will be met. However, a non-U.S. shareholder that owned, actually or constructively, 5% or less of our shares at all times during a specified testing period will not incur tax under FIRPTA with respect to any such gain if the shares are “regularly traded” on an established securities market. Because our common shares are regularly traded on an established securities market, a non-U.S. shareholder will not incur tax under FIRPTA on gain from the sale of our common shares unless it owns more than 5% of our common shares. If the gain on the sale of the shares were taxed under FIRPTA, a non-U.S. shareholder would be taxed in the same manner as U.S. shareholders with respect to such gain, subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. Furthermore, a non-U.S. shareholder will incur tax on gain not subject to FIRPTA if (1) the gain is effectively connected with the non-U.S. shareholder’s U.S. trade or business, in which case the non-U.S. shareholder will be subject to the same treatment as U.S. shareholders with respect to such gain, or (2) the non-U.S. shareholder is a nonresident alien individual who was present in the U.S. for 183 days or more during the taxable year and has a “tax home” in the United States, in which case the non-U.S. shareholder will incur a 30% tax on his capital gains.

Other Tax Consequences

Tax Aspects of Our Investments in the Partnerships

The following discussion summarizes certain federal income tax considerations applicable to our direct or indirect investments in the Partnerships. The discussion does not cover state or local tax laws or any federal tax laws other than income tax laws.

Classification as Partnerships. We are entitled to include in our income our distributive share of each Partnership’s income and to deduct our distributive share of each Partnership’s losses only if such Partnership is classified for federal income tax purposes as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member), rather than as a corporation or an association taxable as a corporation. An organization with at least two owners or members will be classified as a partnership, rather than as a corporation, for federal income tax purposes if it:

•	is treated as a partnership under Treasury regulations, effective January 1, 1997, relating to entity classification (the “check-the-box regulations”); and

•	is not a “publicly traded” partnership.

Under the check-the-box regulations, an unincorporated entity with at least two owners or members may elect to be classified either as an association taxable as a corporation or as a partnership. If such an entity fails to make an election, it generally will be treated as a partnership for federal income tax purposes. The federal income tax classification of an entity that was in existence prior to January 1, 1997 will be respected for all periods prior to January 1, 1997 if:

•	the entity had a reasonable basis for its claimed classification;

•	the entity and all members of the entity recognized the federal tax consequences of any changes in the entity’s classification within the 60 months prior to January 1, 1997; and

•	neither the entity nor any member of the entity was notified in writing by a taxing authority on or before May 8, 1996 that the classification of the entity was under examination.

Each Partnership in existence prior to January 1, 1997 reasonably claimed partnership classification under the Treasury regulations relating to entity classification in effect prior to January 1, 1997. In addition, each Partnership intends to continue to be classified as a partnership (or an entity that is disregarded for federal income tax purposes if the entity has only one owner or member) for federal income tax purposes and no Partnership will elect to be treated as an association taxable as a corporation under the check-the-box regulations.

A publicly traded partnership is a partnership whose interests are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. A publicly traded partnership will not, however, be treated as a corporation for any taxable year if 90% or more of the partnership’s gross income for such year consists of certain passive-type income, including real property rents (which includes rents that would be qualifying income for purposes of the 75% gross income test, with certain modifications that make it easier for the rents to qualify for the 90% passive income exception), gains from the sale or other disposition of real property, interest, and dividends (the “90% passive income exception”).

Treasury regulations (the “PTP regulations”) provide limited safe harbors from the definition of a publicly traded partnership. Pursuant to one of those safe harbors (the “private placement exclusion”), interests in a partnership will not be treated as readily tradable on a secondary market or the substantial equivalent thereof if (1) all interests in the partnership were issued in a transaction or transactions that were not required to be registered under the Securities Act of 1933, as amended, and (2) the partnership does not have more than 100 partners at any time during the partnership’s taxable year. In determining the number of partners in a partnership, a person owning an interest in a partnership, grantor trust, or S corporation that owns an interest in the partnership is treated as a partner in such partnership only if (1) substantially all of the value of the owner’s interest in the entity is attributable to the entity’s direct or indirect interest in the partnership and (2) a principal purpose of the use of the entity is to permit the partnership to satisfy the 100-partner limitation. Each Partnership qualifies for the private placement exclusion.

We have not requested, and do not intend to request, a ruling from the Internal Revenue Service that the Partnerships will be classified as partnerships (or disregarded entities, if the entity has only one owner or member) for federal income tax purposes. If for any reason a Partnership were taxable as a corporation, rather than as a partnership, for federal income tax purposes, we likely would not be able to qualify as a REIT. See “Federal Income Tax Consequences of Our Status as a REIT—Requirements for Qualification—Income Tests” and “—Requirements for Qualification—Asset Tests.” In addition, any change in a Partnership’s status for tax purposes might be treated as a taxable event, in which case we might incur tax liability without any related cash distribution. See “Federal Income Tax Consequences of Our Status as a REIT—Requirements for Qualification—Distribution Requirements.” Further, items of income and deduction of such Partnership would not pass through to its partners, and its partners would be treated as shareholders for tax purposes. Consequently, such Partnership would be required to pay income tax at corporate rates on its net income, and distributions to its partners would constitute dividends that would not be deductible in computing such Partnership’s taxable income.

Income Taxation of the Partnerships and their Partners

Partners, Not the Partnerships, Subject to Tax. A partnership is not a taxable entity for federal income tax purposes. Rather, we are required to take into account our allocable share of each Partnership’s income, gains, losses, deductions, and credits for any taxable year of such Partnership ending within or with our taxable year, without regard to whether we have received or will receive any distribution from such Partnership.

Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, such allocations will be disregarded for tax purposes if they do not comply with the provisions of the federal income tax laws governing partnership allocations. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Each Partnership’s allocations of taxable income, gain, and loss are intended to comply with the requirements of the federal income tax laws governing partnership allocations.

Tax Allocations With Respect to Contributed Properties. Income, gain, loss, and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss (“built-in gain” or “built-in loss”) is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of such property at the time of contribution (a “book-tax difference”). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The U.S. Treasury Department has issued regulations requiring partnerships to use a “reasonable method” for allocating items with respect to which there is a book-tax difference and outlining several reasonable allocation methods.

Under our Operating Partnership’s partnership agreement, depreciation or amortization deductions of the Operating Partnership generally will be allocated among the partners in accordance with their respective interests in the Operating Partnership, except to the extent that the Operating Partnership is required under the federal income tax laws governing partnership allocations to use a method for allocating tax depreciation deductions attributable to contributed properties that results in our receiving a disproportionate share of such deductions. In addition, gain or loss on the sale of a property that has been contributed, in whole or in part, to the Operating Partnership will be specially allocated to the contributing partners to the extent of any built-in or loss gain with respect to such property for federal income tax purposes.

Basis in Partnership Interest. Our adjusted tax basis in our partnership interest in the Operating Partnership generally is equal to:

•	the amount of cash and the basis of any other property contributed by us to the Operating Partnership;

•	increased by our allocable share of the Operating Partnership’s income and our allocable share of indebtedness of the Operating Partnership; and

•	reduced, but not below zero, by our allocable share of the Operating Partnership’s loss and the amount of cash distributed to us, and by constructive distributions resulting from a reduction in our share of indebtedness of the Operating Partnership.

If the allocation of our distributive share of the Operating Partnership’s loss would reduce the adjusted tax basis of our partnership interest in the Operating Partnership below zero, the recognition of such loss will be deferred until such time as the recognition of such loss would not reduce our adjusted tax basis below zero. To the extent that the Operating Partnership’s distributions, or any decrease in our share of the indebtedness of the Operating Partnership, which is considered a constructive cash distribution to the partners, reduce our adjusted tax basis below zero, such distributions will constitute taxable income to us. Such distributions and constructive distributions normally will be characterized as long-term capital gain.

Depreciation Deductions Available to the Operating Partnership. To the extent that the Operating Partnership acquired its hotels in exchange for cash, its initial basis in such hotels for federal income tax purposes generally was or will be equal to the purchase price paid by the Operating Partnership. The Operating Partnership depreciates such depreciable hotel property under either the modified accelerated cost recovery system of depreciation (“MACRS”) or the alternative depreciation system of depreciation (“ADS”). The Operating Partnership uses MACRS for furnishings and equipment. Under MACRS, the Operating Partnership generally depreciates such furnishings and equipment over a seven-year recovery period using a 200% declining balance method and a half-year convention. If, however, the Operating Partnership places more than 40% of its furnishings and equipment in service during the last three months of a taxable year, a mid-quarter depreciation convention must be used for the furnishings and equipment placed in service during that year. Recently enacted tax legislation provides a first-year “bonus” depreciation deduction equal to 50% of the adjusted basis of qualified property placed in service after May 5, 2003, which includes qualified leasehold improvement property and property with a recovery period of less than 20 years, such as furnishings and equipment at our hotels. “Qualified leasehold improvement property” generally includes improvements made to the interior of nonresidential real property that are placed in service more than three years after the date the building was placed in service. The Operating Partnership uses ADS for buildings and improvements. Under ADS, the Operating Partnership generally depreciates such buildings and improvements over a 40-year recovery period using a straight line method and a mid-month convention.

To the extent that the Operating Partnership has acquired hotels in exchange for its units of limited partnership interest, its initial basis in each hotel for federal income tax purposes should be the same as the transferor’s basis in that hotel on the date of acquisition. Although the law is not entirely clear, the Operating Partnership generally depreciates such depreciable property for federal income tax purposes over the same remaining useful lives and under the same methods used by the transferors. The Operating Partnership’s tax depreciation deductions are allocated among the partners in accordance with their respective interests in the Operating Partnership, except to the extent that the Operating Partnership is required under the federal income tax laws to use a method for allocating depreciation deductions attributable to the hotels or other contributed properties that results in our receiving a disproportionately large share of such deductions.

Sale of a Partnership’s Property

Generally, any gain realized by us or a Partnership on the sale of property held for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. Any gain or loss recognized by a Partnership on the disposition of contributed properties will be allocated first to the partners who contributed such properties to the extent of their built-in gain or loss on those properties for federal income tax purposes. The partners’ built-in gain or loss on such contributed properties will equal the difference between the partners’ proportionate share of the book value of those properties and the partners’ tax basis allocable to those properties at the time of the contribution. Any remaining gain or loss recognized by the Partnership on the disposition of the contributed properties, and any gain or loss recognized by the Partnership on the disposition of the other properties, will be allocated among the partners in accordance with their respective percentage interests in the Partnership.

Our share of any gain realized by a Partnership on the sale of any property held by the Partnership as inventory or other property held primarily for sale to customers in the ordinary course of the Partnership’s trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. Such prohibited transaction income also may have an adverse effect upon our ability to satisfy the income tests for REIT status. See “Federal Income Tax Consequences of Our Status as a REIT—Requirements for Qualification—Income Tests.” We, however, do not presently intend to acquire or hold or to allow any Partnership to acquire or hold any property that represents inventory or other property held primarily for sale to customers in the ordinary course of our or such Partnership’s trade or business.

Taxable REIT Subsidiaries

We may own up to 100% of the stock of one or more taxable REIT subsidiaries beginning on January 1, 2001. A taxable REIT subsidiary is a fully taxable corporation. A taxable REIT subsidiary may lease hotels from us under certain circumstances, provide services to our tenants, and perform activities unrelated to our tenants, such as third-party management, development, and other independent business activities. We and a subsidiary must elect for the subsidiary to be treated as a taxable REIT subsidiary. A corporation of which a taxable REIT subsidiary directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a taxable REIT subsidiary. Overall, no more than 20% of the value of our assets may consist of securities of one or more taxable REIT subsidiaries, and no more than 25% of the value of our assets may consist of the securities of taxable REIT subsidiaries and other taxable subsidiaries and other assets that are not qualifying assets for purposes of the 75% asset test.

A taxable REIT subsidiary may not directly or indirectly operate or manage any hotels or health care facilities or provide rights to any brand name under which any hotel or health care facility is operated. However, rents received by us from a taxable REIT subsidiary pursuant to a hotel lease will qualify as “rents from real property” as long as the hotel is operated on behalf of the taxable REIT subsidiary by a person who satisfies the following requirements:

•	such person is, or is related to a person who is, actively engaged in the trade or business of operating “qualified lodging facilities” for any person unrelated to us and the taxable REIT subsidiary;

•	such person does not own, directly or indirectly, more than 35% of our shares of beneficial interest;

•	no more than 35% of such person is owned, directly or indirectly, by one or more persons owning 35% or more of our shares of beneficial interest; and

•	we do not directly or indirectly derive any income from such person.

A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, unless wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. A “qualified lodging facility” includes customary amenities and facilities operated as part of, or associated with, the lodging facility as long as such amenities and facilities are customary for other properties of a comparable size and class owned by other unrelated owners.

The taxable REIT subsidiary rules limit the deductibility of interest paid or accrued by a taxable REIT subsidiary to us to assure that the TRS is subject to an appropriate level of corporate taxation. Further, the rules impose a 100% excise tax on transactions between a taxable REIT subsidiary and us or our tenants that are not conducted on an arm’s-length basis.

We have formed our TRS to acquire all of the leasehold interests in our hotels that at one time were leased to Innkeepers Hospitality, Inc. and its affiliates. We have acquired certain of those hotel leases and anticipate acquiring the remaining hotel leases in the near future. Our TRS currently lease certain of our hotels and have engaged the IH manager to operate those hotels on their behalf. We believe that the IH manager qualifies as an “eligible independent contractor.” Moreover, we have represented that, with respect to properties that we lease to a taxable REIT subsidiary in the future, each such taxable REIT subsidiary will engage an “eligible independent contractor” to manage and operate the hotels leased by such taxable REIT subsidiary. Furthermore, we believe that all transactions between us and our TRS are conducted on an arm’s-length basis.

State and Local Taxes

We and/or you may be subject to state and local tax in various states and localities, including those states and localities in which we or you transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, you should consult your own tax advisor regarding the effect of state and local tax laws upon an investment in our securities.

PLAN OF DISTRIBUTION

We may sell the securities being offered hereby in one or more of the following ways from time to time:

•	through agents to the public or to investors;

•	to underwriters for resale to the public or to investors;

•	directly to investors; or

•	through a combination of any of these methods of sale.

We will set forth in a prospectus supplement the terms of the offering of securities, including:

•	the name or names of any agents or underwriters;

•	the purchase price of the securities being offered and the proceeds we will receive from the sale;

•	any over-allotment options under which underwriters may purchase additional securities from us;

•	any agency fees or underwriting discounts and other items constituting agents’ or underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which such securities may be listed.

Agents

We may designate agents who agree to use their reasonable efforts to solicit purchases for the period of their appointment or to sell securities on a continuing basis.

We may also engage Cantor Fitzgerald & Co., Brinson Patrick Securities Corporation and/or UBS Warburg LLC or other firms to act as our agent (“Offering Agent”) for one or more offerings, from time to time, of our common shares. If we reach agreement with an Offering Agent with respect to a specific offering, including the number of common shares and any minimum price below which sales may not be made, then the Offering Agent will try to sell such common shares on the agreed terms. The Offering Agent could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an “at-the-market” offering as defined in Rule 415 promulgated under the Securities Act, including sales made directly on the New York Stock Exchange, or sales made to or through a market maker other than on an exchange. At-the-market offerings may not exceed 10% of the aggregate market value of our outstanding voting securities held by non-affiliates on a date within 60 days prior to the filing of the registration statement of which this prospectus is a part. The Offering Agent will be deemed to be an “underwriter” within the meaning of the Securities Act, with respect to any sales effected through an “at-the-market” offering.

Underwriters

If we use underwriters for a sale of securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the securities will be subject to the conditions set forth in the applicable underwriting agreement. We may change from time to time any public offering price and any discounts or concessions the underwriters allow or reallow or pay to dealers. We may use underwriters with whom we have a material relationship. We will describe in the prospectus supplement naming the underwriter the nature of any such relationship. We may enter into agreements with the underwriters to indemnify them against specified civil liabilities, including liabilities under the Securities Act.

Direct Sales

We may also sell securities directly to one or more purchasers without using underwriters or agents. Underwriters, dealers and agents that participate in the distribution of the securities may be underwriters as defined in the Securities Act and any discounts or commissions they receive from us and any profit on their resale of the securities may be treated as underwriting discounts and commissions under the Securities Act. We will identify in the applicable prospectus supplement any underwriters, dealers or agents and will describe their compensation. We may have agreements with the underwriters, dealers and agents to indemnify them against specified civil liabilities, including liabilities under the Securities Act. Underwriters, dealers and agents may engage in transactions with or perform services for us in the ordinary course of their businesses.

Trading Markets and Listing of Securities

Unless otherwise specified in the applicable prospectus supplement, each class or series of securities will be a new issue with no established trading market, other than our common shares and Series A Preferred Shares, which are listed on the NYSE. We may elect to list any other class or series of securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a class or series of securities, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for any of the securities.

Stabilization Activities

Any underwriter may engage in over-allotment, stabilizing transactions, short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

LEGAL MATTERS

The legality of any securities offered hereby will be passed upon for us by Venable LLP, Baltimore, Maryland. Certain tax matters in connection with any securities offered hereby will be passed upon for us by Hunton & Williams LLP. Certain legal matters will be passed upon for the underwriters, if any, by the counsel named in a prospectus supplement.

EXPERTS

The consolidated and combined financial statements and financial statement schedule are incorporated by reference in this prospectus by reference to the Annual Report on Form 10-K of Innkeepers USA Trust for the year ended December 31, 2002, have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

No dealer, salesperson or other individual has been authorized to give any information or to make any representations not contained in this prospectus supplement or the accompanying prospectus. If given or made, such information or representations must not be relied upon as having been authorized by Innkeepers USA Trust or by any of the underwriters. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by any person in any jurisdiction in which it is unlawful to make such an offer or solicitation. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder shall under any circumstance create any implication that the information contained herein is correct as of any date subsequent to the date hereof.

4,630,000 Shares

    % Series C Cumulative Preferred Shares

(Liquidation Preference  $25 per Share)

Prospectus Supplement

A.G. Edwards & Sons, Inc.

Wachovia Securities

Legg Mason Wood Walker

Incorporated

RBC Capital Markets

BB&T Capital Markets

Credit Lyonnais Securities (USA) Inc.

Ferris, Baker Watts

Incorporated

December     , 2003

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expense, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered. All amounts are estimates.

Amount To Be Paid
SEC registration fee	$20,225
Printing and mailing expenses	$35,000
Legal fees and expenses	$140,000
Accounting fees and expenses	$50,000
Transfer agent and custodian fees	$10,000
Miscellaneous	$19,775

Total	$275,000

Item 15. Indemnification of Trustees and Directors.

The Maryland REIT Law permits a Maryland REIT to include in its declaration of trust a provision limiting the liability of its trustees and officers to the trust and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our Declaration of Trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

Our Declaration of Trust obligates us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) present or former trustee or officer or (b) any individual who, while our trustee and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, trustee, employee or agent of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur as a result of such status. Our Bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former trustee or officer who is made a party to the proceeding by reason of his service in that capacity or (b) any individual who, while our trustee or officer and at our request, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner, trustee, employee or agent of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made a party to the proceeding by reason of his service in that capacity, against any claim or liability to which he may become subject by reason of such status. Our Declaration of Trust and Bylaws also permit us to indemnify and advance expenses to any person who served any of our predecessors in any of the capacities described above and to any of our employees or agents or any of our predecessors. Our Bylaws require us to indemnify a trustee or officer who has been successful in the defense of any proceeding to which he is made a party by reason of his service in that capacity. To the extent that the foregoing indemnification provisions purport to include indemnification for liabilities arising under the Securities Act, in the opinion of the SEC such indemnification is contrary to public policy and, therefore, unenforceable.

The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees, officers, employees and agents to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they maybe made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under the MGCL, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.

Item 16. Exhibits.

4.1	Amended and Restated Declaration of Trust of Innkeeper USA Trust.

4.2	Articles Supplementary to the Declaration of Trust of Innkeepers USA Trust (previously filed as Exhibit 3.1(b) to the Company’s Registration Statement on Form S-3, Registration Statement No. 333-53919, and incorporated herein by reference).

4.3	Amended and Restated Bylaws of Innkeepers USA Trust.

4.4	Form of Deposit Agreement**

4.5	Form of Deposit Receipt**

5.1	Opinion of Venable LLP

8.1	Opinion of Hunton & Williams LLP with respect to tax matters

12.1	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends*

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Venable LLP (included in Exhibit 5.1)

23.3	Consent of Hunton & Williams LLP (included in Exhibit 8.1)

24	Power of Attorney (included on signature page of the Registration Statement)*

*	Previously filed.
**	To be filed by a post-effective amendment or by a Current Report on Form 8-K pursuant to the Securities Exchange Act of 1934, as appropriate.

Item 17. Undertakings.

The undersigned Registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post- effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

(f) That, for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Palm Beach, State of Florida, on December 12, 2003.

INNKEEPERS USA TRUST, a Maryland real estate investment trust

By:	/s/ Jeffrey H. Fisher

Jeffrey H. Fisher Chairman of the Board, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed by the following persons in the capacities indicated on December 12, 2003.

Signature	Title

/s/ Jeffrey H. Fisher Jeffrey H. Fisher	Chairman of the Board, President and Chief Executive Officer

* Miles Berger	Trustee

Thomas J. Crocker	Trustee

* Jack P. DeBoer	Trustee

* C. Gerald Goldsmith	Trustee

* Rolf E. Ruhfus	Trustee

* Joel F. Zemans	Trustee

/s/ David Bulger David Bulger	Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Gregory M. Fay Gregory M. Fay	Chief Accounting and Administrative Officer (Principal Accounting Officer)

*By:	/s/ Jeffrey H. Fisher

Jeffrey H. Fisher Attorney-in-fact

EXHIBIT INDEX

Exhibit No.

4.1	Amended and Restated Declaration of Trust of Innkeeper USA Trust.

4.2	Articles Supplementary to the Declaration of Trust of Innkeepers USA Trust (previously filed as Exhibit 3.1(b) to the Company’s Registration Statement on Form S-3, Registration Statement No. 333-53919, and incorporated herein by reference).

4.3	Amended and Restated Bylaws of Innkeepers USA Trust.

4.4	Form of Deposit Agreement**

4.5	Form of Deposit Receipt**

5.1	Opinion of Venable LLP

8.1	Opinion of Hunton & Williams LLP with respect to tax matters

12.1	Computation of Ratio of Earnings to Combined Fixed Charges and Preferred Dividends*

23.1	Consent of PricewaterhouseCoopers LLP

23.2	Consent of Venable LLP (included in Exhibit 5.1)

23.3	Consent of Hunton & Williams LLP (included in Exhibit 8.1)

24	Power of Attorney (included on signature page of the Registration Statement)*

*	Previously filed.
**	To be filed by a post-effective amendment or by a Current Report on Form 8-K pursuant to the Securities Exchange Act of 1934, as appropriate.